SHARE PURCHASE AGREEMENT

by and among

the individuals and entities listed in the first and second columns of SCHEDULE A, as Sellers

and

2371701 Ontario Limited,
as Buyer
and
The Andersons, Inc. and Lansing Trade Group LLP,
as Parents

dated as of May 31, 2013

Table of Contents

SHARE PURCHASE AGREEMENT

Part 1 INTERPRETATION	4

1.1	Defined Terms 4

1.2	Interpretation 9

1.3	Preparation of Agreement 9

1.4	Schedules 10

Part 2 SALE AND PURCHASE	10

2.1	Agreement to Sell and Purchase 10

2.2	Purchase Price 10

2.3	Allocation of Purchase Price 10

2.4	Purchase Price/Working Capital and Accounts Receivable Adjustment 10

Part 3 SELLERS' REPRESENTATIONS AND WARRANTIES	12

3.1	Representations and Warranties 12

3.2	Disclaimer of other Representations and Warranties 20

Part 4 BUYER'S REPRESENTATIONS AND WARRANTIES	21

4.1	Representations and Warranties 21

4.2	Due Diligence by Buyer 22

Part 5 COVENANTS OF THE parties	22

5.1	Conduct of Business Prior to Closing 22

5.2	Restrictions Prior to Closing 22

5.3	Access to Information 22

5.4	Consents 23

5.5	Notification 23

5.6	Confidentiality 23

5.7	Filings in Relation to obtaining Competition Act Approval 23

5.8	Books and Records 24

5.9	Pre-Closing Reorganization 24

5.10	Directors and Officers 24

5.11	Taxes. 24

5.12	Working Capital Certificate 25

5.13	Accounts Receivable 25

5.14	Environmental. 26

Part 6 CONDITIONS	27

6.1	Buyer's Conditions. 27

6.2	Waiver/Termination 27

6.3	Sellers' Conditions 27

6.4	Waiver/Termination 27

6.5	Frustration 27

Part 7 SURVIVAL AND INDEMNITY	28

7.1	Survival of Representations and Warranties 28

7.2	Indemnification of Buyer 28

7.3	Indemnification of Sellers 29

7.4	Limitations on Sellers' Liability 29

7.5	Limitations on Buyer's Liability 29

7.6	No Double Recovery 29

7.7	Eligible Damages 29

7.8	Awareness of Buyer. 29

7.9	Exclusive Remedy 29

7.10	Duty to Mitigate 30

7.11	Agency for Non-Parties 30

7.12	Notice of Claim 30

7.13	Direct Claims 30

7.14	Third Party Claims 30

7.15	Several Obligations 31

7.16	Purchase Price Adjustment 31

7.17	Notice/Agency 31

Part 8 TERMINATION	31

8.1	Termination 31

8.2	Effect of Termination 31

Part 9 CLOSING	32

9.1	Closing 32

9.2	Delivery by Sellers 32

9.3	Delivery by Buyer 32

Part 10 GENERAL	33

10.1	Public Announcements 33

10.2	Notices 33

10.3	Time of Essence 34

10.4	Governing Law 34

10.5	Submission to Jurisdiction 34

10.6	Entire Agreement 34

10.7	Severability 34

10.8	Currency 34

10.9	Accounting Principles 34

10.10	Enurement 35

10.11	Further Assurances 35

10.12	Costs and Expenses 35

10.13	Assignment 35

10.14	Holdback. 35

10.15	Parents. 35

10.16	Counterparts 35

SHARE PURCHASE AGREEMENT
THIS AGREEMENT dated as of May 31, 2013 is between:
The individuals and entities listed under the heading “Sellers” in SCHEDULE A.
(the “Sellers”)
AND
2371071 ONTARIO LTD.
(the “Buyer”)
AND
THE ANDERSONS, INC. AND LANSING TRADE GROUP LLC
(together, “Parents”)
BACKGROUND

A.	The Sellers own, directly or indirectly, all of the issued and outstanding shares in the capital of the Corporation.
B.The Parents own, directly or indirectly, all of the issued and outstanding shares in the capital of the Buyer.
C.The Sellers have agreed to sell and the Buyer has agreed to buy, the Shares on the terms and conditions contained in this Agreement.
AGREEMENT
For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

Part1
INTERPRETATION

1.Defined Terms.   In this Agreement the following terms have the following meanings:

(a)	“Act” means the Income Tax Act, R.S.C. 1985, c.1 (5th supp.), as amended from time to time;

(b)
“Additional Environmental Diligence” means the additional environmental diligence work described in SCHEDULE V including, without limitation, the sampling, drilling and testing described therein, for the purpose of examining in further detail certain areas of potential environmental concern identified in phase 1 environmental site assessment reports prepared by WESA in 2013 in respect of the Real Property;

(c)	“Affiliate” in respect of a Person means any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such first Person;

(d)
“Agreement” means this share purchase agreement and all schedules hereto whether attached or incorporated by reference, in each case as supplemented, amended, restated or replaced from time to time by a written agreement signed by the parties;

(e)
“Applicable Laws” means any applicable laws (including common law), statutes, by-laws, rules, regulations, orders, ordinances, codes, treaties, decrees, judgments, awards or requirements, in each case of a Governmental Authority having the force of law;

(f)	“AR Shortfall” has the meaning specified in Section 5.13(d)(i);

(g)	“AR Statement” has the meaning specified in Section 5.13(d);

(h)	“AR Surplus” has the meaning specified in Section 5.13(d)(ii);

(i)	“Assets” means all property or assets of any nature, whether real or personal, tangible or intangible, corporeal or incorporeal, and includes any interest in any property or assets;

(j)	“Balance Sheet Date” means the date of the balance sheet included in the Financial Statements;

(k)	“Business” means the business of the Corporation and the Subsidiaries as carried on at the date of this Agreement;

(l)	“Business Day” means any day which is not a Saturday, Sunday or a statutory holiday in Toronto, Ontario or New York, New York;

(m)	“Buyer” has the meaning specified in the preface;

(n)	“Buyer's Losses” has the meaning specified in Section 7.2;

(o)	“Certificate Date” has the meaning specified in Section 5.12;

(p)	“Closing” has the meaning specified in Section 9.1;

(q)	“Closing Balance Sheet” has the meaning specified in Section 2.4(b);

(r)	“Closing Date” has the meaning specified in Section 9.1;

(s)	“Closing Document” means any agreement or instrument (in addition to this Agreement) to be executed by a party as contemplated in this Agreement;

(t)	“Closing Working Capital” has the meaning specified in Section 2.4(b);

(u)
“Commercially Reasonable Efforts” means the efforts that would be taken by a prudent party but do not include extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual filing fees and processing fees or any other significant and unusual payments with respect to any contracts;

(v)	“Competition Act Approval” means:

(i)
the Commissioner or any Person authorized to exercise the powers and perform the duties of the Commissioner has issued an advance ruling certificate pursuant to Section 102 of the Competition Act, R.S.C., 1985, c. C-34 in respect of the transactions contemplated in this Agreement; or

(ii)
notification of the transactions contemplated in this Agreement pursuant to Section 114 of the Competition Act has been given by the parties hereto or its requirement has been waived by the Commissioner or any Person authorized by the Commissioner, and the Commissioner or any Person authorized by the Commissioner confirms that the Commissioner does not, at the time of such confirmation, intend to file an application under Section 92 of the Competition Act with respect to the transactions contemplated in this Agreement and the form of and any terms and conditions attached to any such confirmation are acceptable to the Sellers and the Buyer, acting reasonably, and such advice has not been rescinded or amended;

(w)	“Confidential Information” has the meaning specified in the Confidentiality Agreement;

(x)	“Confidentiality Agreement” means the confidentiality agreements entered into between the Corporation and each of the Parents dated November 14, 2012 and January 21, 2013, respectively;

(y)
“Control” means, with respect to the relationship between two or more Persons, the direct or indirect possession of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting shares, as trustee, personal representative or executor, by contract, credit arrangement or otherwise, including, without limitation:

(i)	the right to exercise a majority of the votes which may be cast at a general meeting of a corporation; and

(ii)
the right to elect or appoint, directly or indirectly, a majority of the directors of a corporation or other persons who have the right to manage or supervise the management of the affairs and business of the corporation;

(z)	“Corporation” means Thompsons Limited, a corporation incorporated under the laws of Ontario (incorporation number 58576);

(aa)
“Credit Facilities” means, collectively, the credit agreement among the Corporation, the Subsidiaries, Bank of America, N.A., Canada Branch and the lenders from time to time party thereto, dated July 21, 2011, the credit agreement between Thompsons USA Limited and U.S. Bank N.A. dated September 1, 2006 and the credit agreement between Thompsons USA Limited and U.S. Bank N.A. dated December 9, 2011;

(ab)
“Current Assets” means the aggregate amount of current accounts receivable, inventory, unrealized gains or losses on hedging agreements (net of forward contracts and reserves) and prepaid expenses of the Corporation and the Subsidiaries, in each case as determined in accordance with GAAP;

(ac)
“Current Liabilities” means the aggregate amount of the current accounts payable and current liabilities of the Corporation and the Subsidiaries, in each case as determined in accordance with GAAP. For greater clarity and without duplication, Current Liabilities will be deemed to include the Special Accruals;

(ad)	“Damages” means losses, costs, damages, liabilities and fees;

(ae)	“Direct Claim” has the meaning specified in Section 7.12;

(af)
“Employee Benefit Plan” means any retirement, pension, bonus, stock, purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other employee compensation or benefit plan, arrangement, policy, program or practice (whether provided on a pre- or post-retirement basis) which is maintained or otherwise contributed to or required to be contributed to, by the Corporation for the benefit of any present or former employees, officers or directors of the Corporation;

(ag)
“Encumbrance” means any lien, claim, charge, pledge, hypothecation, security interest, mortgage, title retention agreement, declaration of trust, right of set-off, option or other encumbrance of any kind;

(ah)	“Environmental Events” has the meaning specified in Section 5.14(c);

(ai)
“Environmental Laws” means all applicable international, federal, provincial, state, municipal or local treaties, conventions, laws, statutes, regulations, orders, by-laws, governmental decrees or ordinances relating to fisheries, the protection or preservation of the environment or the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, transport or handling of Hazardous Substances and includes any published standards for the permissible concentrations of Hazardous Substances in the environment that have the force of law;

(aj)	“Environmental Permits” has the meaning specified in Section 3.1(nn)(ii);

(ak)	“Escrow Agent” means Davis LLP, or such other agent as may be appointed from time to time pursuant to the terms of the Escrow Agreement;

(al)
“Escrow Agreement” means an escrow agreement to be entered into among the parties hereto and Davis LLP as initial escrow agent, on terms and conditions substantially similar to those set out in the form of escrow agreement attached hereto as SCHEDULE B;

(am)	“Existing Accounts” has the meaning specified in Section 5.13(a);

(an)
“Financial Records” means the books of account and other financial data and information of the Corporation and the Subsidiaries, and includes all records, data and information stored electronically, digitally or on computer-related media;

(ao)
“Financial Statements” means the audited consolidated financial statements of the Corporation for the fiscal year ended August 31, 2012, consisting of a consolidated balance sheet, statement of income, statement of retained earnings, and statement of cash flow including the notes to such financial statements;

(ap)	“Fundamental Representations” has the meaning specified in Section 7.1;

(aq)
“GAAP” means generally accepted accounting principles in Canada, recommended by the Canadian Institute of Chartered Accountants, as contained in the “CICA Handbook” and, in the absence of a specific recommendation, such accounting practices as are generally accepted in Canada for businesses similar to the Business, in all cases applied on a consistent basis;

(ar)
“Governmental Authority” means any Canadian, United States (whether federal, territorial, provincial, state, municipal or local), international or foreign government, governmental authority, court, self-regulatory organization, commission, tribunal or organization or any agent, subdivision, department or branch of any of the foregoing;

(as)
“Hazardous Substance” means any pollutant, contaminant, waste, special or hazardous waste, toxic or hazardous substance or material which, when released into the natural environment may cause harm or risk to the natural environment or to human or animal health, including without limitation, any substance considered hazardous under Environmental Laws;

(at)	“Holdback” means $6,500,000;

(au)	“Holdco” means the holding companies described in SCHEDULE C;

(av)
“Holdco Financial Statements” means, in respect of a Holdco, the unaudited financial statements of such Holdco for its most recent fiscal year consisting of a balance sheet, statement of profit and loss and statement of changes of financial position together with notes thereto, if any and for the purposes of Section 7.2(a) “Holdco Financial Statements” shall mean and include unaudited financial statements of such Holdco for the period ended December 31, 2012 consisting of a balance sheet, statement of profit and statement of changes of financial position together with notes thereto if any;

(aw)	“Holdco Shares” means the issued and outstanding Shares in the capital of a Holdco;

(ax)	“Indemnified Party” means a Person whom the Sellers or the Buyer, as the case may be, are required to indemnify under Part 7;

(ay)	“Indemnifying Party” means, in relation to an Indemnified Party, the party to this Agreement that is required to indemnify such Indemnified Party under Part 7;

(az)	“Independent Accounting Firm” has the meaning specified in Section 2.4(d);

(ba)
“Intellectual Property Rights” means any patents, trade marks, service marks, industrial designs, utility models, design patents, petty patents, copyright (including copyright in computer software), database rights, circuit topography rights, mask works, inventions, trade secrets, confidential information, know-how, business or trade names (including internet domain names and e-mail address names) and all other intellectual and industrial property and rights of a similar or corresponding nature in any part of the world, including the right to apply for, and all applications for, any of the foregoing rights and the right to sue for infringements of any of the foregoing rights;

(bb)
“Interim Financial Statements” means the unaudited consolidated financial statements of the Corporation and the Subsidiaries for the period ended April 30, 2013 consisting of a consolidated balance sheet, statement of income, statement of retained earnings, and statement of cash flow;

(bc)	“Knowledge of the Sellers” means the actual knowledge of Wesley T. Thompson and Terry Koehler as of the date of this Agreement, upon reasonable inquiry;

(bd)
“Leased Real Property” means premises which are used by the Corporation or the Subsidiaries which are leased, subleased, licensed or otherwise occupied by the Corporation or the Subsidiaries and the interest of the Corporation or the Subsidiaries, as applicable, in all plants, buildings, structures, fixtures, erections, improvements, easements, rights-of-way, spur tracks and other appurtenances situate on or forming part of such premises;

(be)
“Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, deemed complaint, grievance, civil, administrative, regulatory or criminal proceeding, arbitration proceeding or other similar proceeding, before or by any court, tribunal or Governmental Authority, and includes any appeal or review thereof and any application for leave for appeal or review;

(bf)
“Material Adverse Change” means any transaction, event, condition, change, circumstance or effect that is materially adverse to the financial condition or results of the operations of the Corporation and Subsidiaries and is not cured favorably or resolved prior to the Closing Date, but excluding any transaction, event, condition, change, circumstance or effect to the extent that it arises from: (i) changes to financial markets or general economic or political conditions including changes to interest rates or commodity prices or changes to the industry in which the Corporation and Subsidiaries operate (so long as the Corporation and Subsidiaries are not disproportionately affected thereby); (ii) any changes generally affecting the industry in which the Corporation and the Subsidiaries participate or the markets in which they operate (so long as the Corporation and the Subsidiaries are not disproportionately affected thereby); (iii) any bankruptcy, insolvency or other financial distress of any customer or other counterparty of the Corporation or the Subsidiaries; (iv) any action permitted or required by this Agreement; (v) the announcement of the transactions contemplated in this Agreement; (vi) terrorist activities, hostilities or acts of war; (vii) any change in Applicable Law or GAAP; or (viii) matters disclosed in the Schedules;

(bg)	“Material Contract” means any contract, arrangement or obligation to which the Corporation or either of the Subsidiaries is a party and which:

(i)	involves expenditure by the Corporation or the Subsidiaries in excess of $500,000 per annum;

(ii)	provides income to the Corporation or the Subsidiaries in excess of $500,000 per annum;

(iii)	is of a term in excess of 12 months and involves expenditure by or provides income to, the Corporation or Subsidiaries in excess of $250,000; or

(iv)	is outside the ordinary course of the Business;

(bh)	“Migration Event” has the meaning specified in Section 5.14(a)(ii);

(bi)	“MOE Event” has the meaning specified in Section 5.14(a)(i);

(bj)
“Non-Competition Agreement” means non-competition agreements to be entered into between the Buyer and each of Wesley T. Thompson and John Thompson, respectively, in the form attached hereto as SCHEDULE D;

(bk)	“Notice of Claim” has the meaning specified in Section 7.12;

(bl)	“Objection Notice” has the meaning specified in Section 2.4(c);

(bm)	“Objection Period” has the meaning specified in Section 2.4(c);

(bn)
“Owned Real Property” means all real property owned or purported to be owned in fee simple, by the Corporation or the Subsidiaries, and all real property, other than the Leased Real Property, in which the Corporation or the Subsidiaries has an interest;

(bo)	“Outside Date” means August 31, 2013 or such later date as may be agreed in writing among the parties;

(bp)	“Parents” has the meaning specified in the preface;

(bq)	“Permit” has the meaning specified in Section 3.1(m);

(br)	“Permitted Encumbrances” means:

(i)
inchoate liens for Taxes, assessments and governmental charges not yet due and liens for Taxes, assessments and governmental charges due, which are being contested in good faith and diligently by appropriate proceedings but only for so long as such contestation effectively postpones enforcement of any such liens and in respect of which provision for the related monetary obligation has been made in the Financial Statements;

(ii)	security given in the ordinary course of the Business to any public utility, municipality or Governmental Body, other than security for borrowed money;

(iii)
statutory or regulatory restrictions to title which do not in the aggregate materially detract from the value of the real property concerned or materially impair its current use in the operation of the Business;

(iv)
servitudes, easements, restrictions, rights-of-way and other similar rights or any interest therein, relating to sewers, waterlines, gas lines, pipelines, electric lines, telephone lines, utilities and other similar products or services and any registered restrictions that run with the land, provided that there has been compliance with the provisions thereof and that they do not in the aggregate materially detract from the value of the property and will not materially adversely affect the ability to carry on the Business as it has been carried on in the past;

(v)	the reservations, limitations, provisos and conditions expressed in any original grants from the Crown of any real property or interest therein;

(vi)	liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable;

(vii)
undetermined or inchoate construction or repair or storage liens arising in the ordinary course of the Business, a claim for which has not been filed or registered pursuant to law or notice in writing of which has not been given to the Corporation or the Subsidiaries; and

(viii)	the Encumbrances described in SCHEDULE E;

(bs)
“Person” means an individual, legal personal representative, corporation, body corporate, firm, partnership, trust, trustee, syndicate, joint venture, limited liability company, association, unincorporated organization, union, Governmental Authority or other entity or organization;

(bt)	“Pre-Closing Reorganization” has the meaning specified in Section 5.9;

(bu)	“Price Reduction” has the meaning specified in Section 2.4(e);

(bv)	“Purchase Price” has the meaning specified in Section 2.2;

(bw)	“Real Property” means the Owned Real Property and the Leased Real Property;

(bx)	“Relevant Holdco” has the meaning specified in Section 3.1(h);

(by)	“Required Consents” has the meaning specified in Section 5.4;

(bz)	“Required Working Capital” has the meaning specified in Section 2.4(a);

(ca)	“Review Date” has the meaning specified in 5.13(c);

(cb)	“Seller Group” means the groups of Sellers described in column 1 on SCHEDULE A;

(cc)	“Seller Representative” has the meaning specified in Section 7.17;

(cd)	“Sellers” has the meaning specified in the preface;

(ce)	“Sellers' Losses” has the meaning specified in Section 7.3;

(cf)
“Shares” means all of the issued and outstanding shares in the capital of the Holdcos, and the shares in the capital of the Corporation held by Margaret L. Thompson, Patricia F. Thompson and Wesley D. Thompson, all as described in detail in SCHEDULE A;

(cg)	“Special Accruals” means, with respect to the Corporation or the Subsidiaries,:

(i)
any amount payable as a consequence of completion of this Agreement pursuant to any employee incentive plan, bonus program or stock option plan, but excluding any amounts payable as a result of or in connection with new agreements with employees of the Corporation or the Subsidiaries negotiated by the Buyer or Parents;

(ii)	obligations owing pursuant to any employee benefit plans incurred prior to the Closing Date and not otherwise reflected in the Corporation's financial records; and

(iii)	$602,339, representing an amount equal to any liability for employee vacation pay earned prior to the Closing Date and not otherwise reflected in the Corporation's financial records;

(ch)	“Subsidiaries” means WGT US Ltd., a Delaware corporation, and Thompsons USA Ltd., a Delaware corporation;

(ci)
“Taxes” means all taxes, surtaxes, duties, levies, imposts, fees, assessments, withholdings, dues and other charges of any nature, including interest and penalties associated therewith, imposed or collected by any Governmental Authority, whether disputed or not, including Canadian or United States federal, provincial, state, territorial, municipal and local, foreign and other income, franchise, capital, real property, personal property, withholding, payroll, health, transfer, goods and services, harmonized sales, value added, sales, use, consumption, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, education, business, school, local improvement, development and occupation taxes, duties, levies, imposts, fees, assessments and withholdings, dues and other charges of any nature and Canada and Quebec pension plan contributions, employment insurance premiums and all other taxes and similar governmental charges of any kind;

(cj)
“Threatened”, when used in relation to a Legal Proceeding or other matter, means that a demand or statement (oral or written) has been made or a notice (oral or written) has been given that a Legal Proceeding or other matter, as applicable, is to be asserted, commenced, taken or otherwise pursued in the future;

(ck)	“Third Party Claim” has the meaning specified in Section 7.12;

(cl)	“Water Event” has the meaning specified in Section 5.14(a)(iii);

(cm)	“WESA” means WESA Inc.;

(cn)	“WESA Report” has the meaning specified in Section 5.14(a);

(co)
“Working Capital” means Current Assets minus Current Liabilities, determined in the manner specified in the sample calculation described in SCHEDULE F, and using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the sample calculation in SCHEDULE F; and

(cp)	“Working Capital Statement” has the meaning specified in Section 2.4(b).

2.Interpretation.  In this Agreement, except as otherwise expressly provided:

(a)
the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	the headings to the parts, sections, paragraphs, and schedules of this Agreement are inserted for convenience only and will not affect the interpretation of this Agreement;

(c)	any reference to a part, section, paragraph or schedule is to the relevant part, section, paragraph or schedule of this Agreement;

(d)	words of one gender include all genders, and words in the singular include the plural and vice versa;

(e)	the word “including” is deemed to mean including without limitation;

(f)	all references herein to any period of days mean the relevant number of calendar days unless otherwise specified;

(g)	all references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified;

(h)
any reference to a statute includes and is a reference to such statute, and to the regulations made pursuant to it, as amended and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or regulations; and

(i)
any references to any agreement, document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

3.Preparation of Agreement. The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its final form. The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party.

4.	Schedules. The following are the Schedules attached to and incorporated into this Agreement by reference and each of them forms part of this Agreement:

SCHEDULE A	- Sellers/ Shares

SCHEDULE B	- Form of Escrow Agreement

SCHEDULE C	- Corporate Information

SCHEDULE D	- Form of Non-Competition Agreements

SCHEDULE E	- Permitted Encumbrances

SCHEDULE F	- Working Capital Sample Calculation

SCHEDULE G	- Holdco Assets

SCHEDULE H	- Permits

SCHEDULE I	- Disclosure

SCHEDULE J	- Locations

SCHEDULE K	- Leased Assets

SCHEDULE L	- Owned Real Property

SCHEDULE M	- Leased Real Property

SCHEDULE N	- Intellectual Property

SCHEDULE O	- Insurance

SCHEDULE P	- Employees

SCHEDULE Q	- Labour Relations

SCHEDULE R	- Benefit Plans

SCHEDULE S	- Required Consents

SCHEDULE T	- Pre-Closing Reorganization

SCHEDULE U	- Legal Opinion

SCHEDULE V	- Additional Environmental Diligence

SCHEDULE W	- Sample AR Calculations

Part2

SALE AND PURCHASE

1.Agreement to Sell and Purchase.  Each Seller agrees to sell, free and clear of all Encumbrances, and the Buyer agrees to purchase, the Shares set out opposite such Seller's name in SCHEDULE A, on the terms and conditions contained in this Agreement.

2.
Purchase Price.  The total purchase price payable by the Buyer for the Shares will be the sum of $145,000,000, plus or minus any amount required to be paid pursuant to Section 2.4(e), if any, (the “Purchase Price”), payable as follows: (i) $138,500,000 will be paid on the Closing Date by wire transfer of immediately available funds to the single bank account designated in writing by the Seller Representative; (ii) the Holdback will be paid on the Closing Date to the Escrow Agent to be held in trust in accordance with the terms of the Escrow Agreement; and (iii) the amount of any Working Capital in excess of or less than the Required Working Capital, if any, will be paid in the manner specified in Section 2.4(e).

3.	Allocation of Purchase Price. The Purchase Price will be allocated among the Sellers in the proportions set out in column 4 of SCHEDULE A, as such Schedule may be amended pursuant to Section 5.9.

4.	Purchase Price/Working Capital and Accounts Receivable Adjustment.

(a)	The Purchase Price has been determined on the basis that the Corporation will have Working Capital of not less than $45,000,000 (the “Required Working Capital”) on the Closing Date.

(b)
The Buyer will prepare and deliver to the Sellers within 45 days after the Closing Date: (i) an unaudited consolidated balance sheet of the Corporation and the Subsidiaries as of the Closing Date (the "Closing Balance Sheet") prepared in accordance with GAAP applied consistently with the Corporation's past practices, as used in the preparation of the Financial Statements; and (ii) a statement setting forth the consolidated Working Capital of the Corporation and the Subsidiaries as of the Closing Date (the "Closing Working Capital") determined by reference to the Closing Balance Sheet (the "Working Capital Statement"), which Working Capital Statement will also be prepared in accordance with GAAP, applied consistently with the Corporation's past practices, as used in the preparation of the Financial Statements. No change in such accounting principles and practices will be made from those described above, including with respect to the nature or classification of accounts. No reserves or other accruals will be increased or created other than as a result of objective events occurring in the underlying business other than with respect to the Special Accruals. The Buyer will provide, or cause to be provided to the Sellers, copies of all working papers resulting from, or used in connection with, the preparation of the Closing Balance Sheet and Working Capital Statement.

(c)	On or prior to the 20th Business Day after the Sellers' receipt of the Closing Balance Sheet and the Working Capital Statement (such 20 Business Day period, the "Objection Period"), the Sellers may give the Buyer a written notice (the "Objection Notice") stating in reasonable detail the Sellers' objections, if any, to the Closing Balance Sheet and/or the Working Capital Statement. Any Objection Notice will specify in reasonable detail the dollar amount and nature of any objection and the basis therefor. Except to the extent that the Sellers make a specific objection to a specific determination set forth on the Closing Balance Sheet and/or the Working Capital Statement pursuant to the Objection Notice delivered to the Buyer within the Objection Period, the Closing Balance Sheet and the Working Capital Statement will be conclusive and binding upon the parties for purposes of determining the adjustment in subsection (d) below.

(d)
If the Sellers deliver a timely Objection Notice as described in subsection (c) above, then the Sellers and the Buyer will negotiate in good faith to resolve any dispute regarding the Closing Balance Sheet and/or the Working Capital Statement. If the Sellers and the Buyer are unable to resolve all disputes regarding the Closing Balance Sheet and the Working Capital Statement on or prior to the 20th day after the Buyer's receipt of the Objection Notice, then the Sellers and the Buyer will retain an independent national firm of chartered accountants (selected either by mutual agreement or, in the absence of mutual agreement, within a further period of five Business Days, such independent national firm of chartered accountants will be selected by two such national firms, one nominated by the Sellers and the other nominated by the Buyer) (an "Independent Accounting Firm"), to resolve the dispute as soon as practicable, and in any event within 20 Business Days of its appointment. The Independent Accounting Firm will act as an expert, and not as an arbitrator, to determine, based solely on the written submissions of the parties and not by independent investigation, only the specific items under dispute by the parties. The Independent Accounting Firm will render a written report as to the resolution of the dispute and the resulting computation of the Closing Working Capital. The Closing Working Capital as determined by the Independent Accounting Firm will, absent manifest error, be conclusive and binding upon the parties and will constitute the Closing Working Capital for all purposes of this Section 2.4(d). In resolving any disputed item, the Independent Accounting Firm will be bound by the provisions of this Section 2.4(d) and may not assign a value to any item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any party. The fees, costs and expenses of the Independent Accounting Firm in resolving the dispute will be borne equally by the Sellers (as a group) and the Buyer, except to the extent that the Closing Working Capital, as finally determined by the Independent Accounting Firm, differs from the Closing Working Capital initially proposed by the Buyer by more than $100,000, in which case the fees, costs and expenses of the Independent Accounting Firm will be borne by: (i) the Buyer if the Closing Working Capital, as finally determined, is higher than that initially proposed, or (ii) the Sellers if the Closing Working Capital, as finally determined, is lower than that initially proposed.

(e)
If the Closing Working Capital exceeds the Required Working Capital, the Buyer will pay such amount to the Sellers by wire transfer to an account designated in writing by the Seller Representative. If the Closing Working Capital is less than the Required Working Capital, the Sellers (in the proportions set out in column 4 of SCHEDULE A) will pay such amount expressed as a positive number to the Buyer by wire transfer to an account designated in writing by the Buyer (the “Price Reduction”). Any payment made pursuant to this subsection (e) will be made within ten days of the final determination of the Closing Working Capital pursuant to this Section 2.4 and will be deemed to be an adjustment to the Purchase Price. Any payment by the Sellers made pursuant to this Section 2.4(e) will not be subject to any maximum liability or de minimus threshold as set out in Section 7.4 hereof. Notwithstanding the provision herein for a Price Reduction, the parties acknowledge that Sellers are obligated to maintain the Required Working Capital at the Closing, and any failure of Sellers to so maintain Required Working Capital will be a default under Section 5.2(d), which may entitle Buyer not to consummate the Closing and terminate the Agreement, and the existence of the Price Reduction provision will not be construed as an amendment or waiver of Sections 5.2(d) or 6.1(h). If the Sellers fail to maintain the Required Working Capital at the Closing, and Buyer elects in its sole discretion to consummate the Closing, then the Price Reduction shall be applied to reduce the Purchase Price.

(f)
For purposes of complying with the terms set forth herein, each party will cooperate with and promptly make available to the other party and its auditors and representatives all information, records, data and supporting papers reasonably relevant to the preparation of the Closing Balance Sheet, the Objection Notice and any adjustment thereto being disputed and the resolution of any disputes thereunder. The Buyer will cause the Corporation and the Subsidiaries to permit the Sellers and their representatives access to such Corporation's and the Subsidiaries' books and records, facilities and personnel, as may be reasonably required (upon reasonable advance notice) in connection with the Sellers' analysis of the Closing Balance Sheet and their preparation of any Objection Notice and any adjustment thereto being disputed and the resolution of any disputes thereunder.

(g)	The Sellers agree that the Holdback shall not be consumed in the event of any obligation of the Sellers to pay under Section 2.4(e) and similarly the provisions of Section 7.4 shall not apply.

Part3

SELLERS' REPRESENTATIONS AND WARRANTIES

1.Representations and Warranties.   In order to induce the Buyer to enter into and consummate this Agreement, each Seller represents and warrants to the Buyer that the following statements are true and correct (provided that, for the representations and warranties in paragraphs (a) through (i), each Seller makes such representations only in respect of itself, its Relevant Holdco and its Seller Group).

SELLERS AND HOLDCOS

(a)
Individual Sellers. Each Seller that is an individual has the authority to own its Shares and to enter into, execute and deliver this Agreement and the Closing Documents to which it is a party and to complete the transactions contemplated herein.

(b)	Corporate Sellers. Each Seller that is a corporation:

(i)	is a corporation duly incorporated and validly existing under the laws of Ontario;

(ii)
has the capacity and authority to own its Shares and to enter into, execute and deliver this Agreement and the Closing Documents to which it is a party and to complete the transactions contemplated hereby; and

(iii)
has taken all action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it is a party.

(c)	Trust Sellers. Each Seller that is a trust:

(i)	is a trust validly subsisting under the laws of the Province of Ontario;

(ii)
has the capacity and authority to own its Shares and to enter into, execute and deliver this Agreement and the Closing Documents to which it is a party and to complete the transactions contemplated hereby;

(iii)
has taken all action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it is a party; and

the list of trustees in SCHEDULE C constitutes a complete and accurate list of all trustees of each Seller that is a trust on the date hereof.

(d)
Execution, Delivery and Enforceability. This Agreement has been, and each Closing Document to which each Seller is a party will on Closing be, duly executed and delivered by the Seller, and this Agreement constitutes, and each Closing Document to which a Seller is a party will on Closing constitute, a valid and binding obligation of the Seller enforceable against such Seller in accordance with its terms.

(e)	Title to Shares. Each Seller has, and on Closing will transfer, good and marketable title to all of its Shares, free and clear of all Encumbrances.

(f)	Non-Contravention. The performance of this Agreement will not:

(i)
conflict with, or result in the breach of, or constitute a default under, any agreement, arrangement or instrument to which the Seller is party or the constating documents of the Seller, or any Encumbrance, lease, contract, order, judgment, regulation or other restriction or obligation of any kind by which the Seller or any of its Assets is bound;

(ii)	subject to obtaining Competition Act Approval, contravene or conflict with any laws or regulations binding upon or applicable to the Seller or its Shares; or

(iii)	result in the creation, imposition or enforcement of any Encumbrance on or over any of the Shares.

(g)	Canadian Residence. None of the Sellers is a “non-resident” of Canada within the meaning of section 116 of the Act.

(h)	Holdco Matters. Each Seller selling Shares in a Holdco (the “Relevant Holdco”) represents and warrants in respect of such Relevant Holdco that:

(i)	Incorporation and Existence. The Relevant Holdco is a corporation duly incorporated and validly existing under the laws of Ontario.

(ii)	Capacity. The Relevant Holdco has the capacity and authority to own its shares in the capital of the Corporation.

(iii)
Authorization of Share Transfer. The Relevant Holdco has taken, or on or prior to the Closing Date will have taken, all action necessary to authorize the transfer of Holdco Shares pursuant to this Agreement.

(iv)	Holdco Capital.

A.	The authorized share capital of the Relevant Holdco and number of shares issued and outstanding are as shown in SCHEDULE C.

B.
The number and class of Holdco Shares owned by each Seller legally, in the case of trusts, and legally and beneficially, in the case of individuals, is as set out opposite each Seller's name in SCHEDULE A.

C.	The Holdco Shares held by the members of a Seller Group constitute all of the issued and outstanding capital of the Relevant Holdco.

D.	There are no restrictions on the transfer of the Holdco Shares.

E.
No Person other than the Buyer has any oral or written agreement, option, warrant, right, privilege or any other right, commitment or arrangement of any character capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise) for the purchase, subscription or issuance of any shares in the Relevant Holdco.

F.
There are no shareholders' agreements, pooling agreements, voting trusts, proxies or other similar agreements, arrangements or understandings with respect to the ownership or voting of any of the Holdco Shares.

(v)	Constating Documents. A true copy of the articles and all by-laws of the Relevant Holdco has been made available to the Buyer on or before the date hereof.

(vi)	Corporate Records. The minute books of the Relevant Holdco are complete in all material respects.

(vii)
No Other Assets. Except as disclosed in SCHEDULE G, the Relevant Holdco has never had any Assets other than its shares in the capital of the Corporation, distributions of profits from the Corporation and financial assets. Except as disclosed in SCHEDULE G, the Relevant Holdco has never been an operating company, has never had any liabilities or obligations which have not been satisfied in full and has never been involved in any civil or criminal legal proceeding, dispute or claim.

(viii)
Insolvency or Amalgamation.  Except for any Pre-Closing Reorganization, no proceedings have been taken or authorized by any Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of the Relevant Holdco or with respect to any amalgamation, merger, consolidation, arrangement or reorganization relating to the Relevant Holdco.

(ix)	Applicable Laws. The Relevant Holdco is in material compliance with all Applicable Laws.

(x)
Financial Statements.  The Relevant Holdco's Holdco Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the period to which they relate. The balance sheets contained in the Holdco Financial Statements fairly present in all material respects the financial position of the Holdco as at the date specified therein.

(xi)	Guarantees. The Relevant Holdco has no guarantees, indemnities or contingent or indirect obligations with respect to the liabilities or obligations of any other Person.

(xii)	Employees. The Relevant Holdco does not have, and has never had, any employees.

(xiii)	Tax Matters.

A.	The Relevant Holdco has duly filed in an accurate manner all returns, reports, forms or other information required to be filed with respect to any Taxes.

B.	The Relevant Holdco has paid all Taxes required to be paid up to and including the Closing Date.

C.
There is no agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any return in respect of Taxes, or payment of any Taxes by the Relevant Holdco, nor is there any action, suit, litigation, arbitration, proceeding, governmental proceeding, investigation or claim, including appeals and applications for review, in progress, pending, or to the Knowledge of the Sellers, Threatened against or relating to the Relevant Holdco.

D.
The Relevant Holdco has withheld, and will continue until the Closing Date to withhold, any Taxes that are required by Applicable Laws to be withheld and has timely paid or remitted, and will continue until the Closing Date to pay and remit, on a timely basis, the full amount of any Taxes that have been or will be withheld, to the applicable Governmental Authority.

E.
The Relevant Holdco does not have any outstanding assessments for Taxes and, to the Knowledge of the Sellers, there are no threatened or potential assessments or other proceedings, negotiations or investigations in respect of Taxes, against the Relevant Holdco.

F.
The Relevant Holdco is not subject to liability for Taxes of any other Person. The Relevant Holdco has not acquired property from any Person in circumstances where it did or could become liable for any Taxes of such Person. The value of the consideration paid or received by the Relevant Holdco for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a Person with whom it was not dealing at arm's length within the meaning of the Act was equal to the estimated fair market value of such property acquired, provided or sold or services purchased or provided. The Relevant Holdco has not entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of income Taxes owing by such Person.

(i)
Governmental Authorization. Except for the Competition Act Approval, the execution, delivery and performance of this Agreement by the Sellers requires no action by, consent or approval of, or filing with, any Governmental Authority.

CORPORATION, SUBSIDIARIES, BUSINESS AND ASSETS

(j)
Corporate Matters.  The Corporation is a corporation duly incorporated and validly existing under the laws of Ontario. Neither the nature of the Business nor the location or character of the Assets of the Corporation requires that the Corporation be registered in any other jurisdiction. The Subsidiaries are duly incorporated under the laws of Delaware and qualified as a foreign corporation in all jurisdictions where the nature of their respective Businesses or the nature and location of their respective Assets requires such qualification and where the failure to do so would reasonably be expected to have a Material Adverse Change. Neither the nature of the Business nor the location or character of the Assets of the Subsidiaries requires the Subsidiaries to be registered in any other jurisdiction.

(k)
Authorized and Issued Capital.  The authorized and issued share capital of the Corporation and the Subsidiaries is set out on SCHEDULE C. Except for employee options which will be terminated on or before Closing, no Person other than the Buyer has any oral or written agreement, option, warrant, right, privilege or any other right, commitment or arrangement of any character capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise) for the purchase, subscription or issuance of any shares in any of the Corporation or the Subsidiaries. There are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements that may affect the voting or transfer of the Shares or any of the other shares of the Corporation or the Subsidiaries.

(l)
Capacity to Carry on Business.  The Corporation and the Subsidiaries have all necessary corporate powers and qualifications to own their respective Assets and to carry on their respective Businesses as they are now being operated and carried on.

(m)
Permits.  SCHEDULE H sets forth a complete list of all material authorizations, licences and permits (together, “Permits”) from any Person, Governmental Authority or other body issued or granted to the Corporation or the Subsidiaries. To the Knowledge of the Sellers, all such Permits are validly possessed by the Corporation or the Subsidiaries, as applicable, and the Corporation or the Subsidiaries, as applicable, are in compliance with all material terms and conditions thereof. Except as disclosed in SCHEDULE I, the Corporation possesses or has applied for all Permits necessary in connection with the conduct of its business as currently conducted other than such Permits the absence of which would not reasonably be expected to have a Material Adverse Change.

(n)
Insolvency or Amalgamation.  No proceedings have been taken or authorized by any Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of the Corporation or the Subsidiaries or with respect to any amalgamation, merger, consolidation, arrangement or reorganization relating to the Corporation or the Subsidiaries.

(o)
Financial Statements.  Except as disclosed in SCHEDULE I, the Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods to which they relate. The balance sheets contained in the Financial Statements fairly present in all material respects the financial position of the Corporation and the Subsidiaries as at the Balance Sheet Date. Since the Balance Sheet Date there has been no Material Adverse Change.

(p)
Interim Financial Statements.  The Interim Financial Statements have been prepared in accordance with GAAP, applied on a basis consistent with that of the Financial Statements, except for the absence of footnote disclosure and year-end adjustments and fairly present in all material respects the financial position of the Corporation and the Subsidiaries as at the date of the Interim Financial Statements.

(q)
Liabilities.  Except to the extent expressly disclosed in the Schedules hereto or reserved against in the Financial Statements or incurred since the Balance Sheet Date in the ordinary course of the Business, neither the Corporation nor any Subsidiary has any outstanding indebtedness or material obligations (whether accrued, absolute, contingent or otherwise) of a nature required by GAAP to be reflected in the Financial Statements. Any liabilities or obligations incurred in the ordinary course of the Business since the Balance Sheet Date have not, and will not, result in a Material Adverse Change.

(r)
Litigation.  Except as disclosed in SCHEDULE I, there is no Legal Proceeding in progress or pending or, to the Knowledge of the Sellers, Threatened against or relating to the Corporation or the Subsidiaries or any of their respective Assets or title thereto, nor, to the Knowledge of the Sellers, is there any factual or legal basis upon which any such Legal Proceeding might be commenced with any reasonable likelihood of success. There is no judgement, decree, injunction, rule or order of any court or Governmental Authority outstanding against the Corporation or the Subsidiaries or any of their respective Assets.

(s)
Guarantees.  Except for those provided in connection with the Credit Facilities, none of the Corporation or the Subsidiaries has any guarantees, indemnities or contingent or indirect obligations with respect to the liabilities or obligations of any other Person.

(t)
Indebtedness to Sellers.  Except for the payment of salaries and reimbursement for out-of-pocket expenses in the ordinary course of the Business, neither the Corporation nor any Subsidiary is indebted to any Seller or any director, officer or employee of the Corporation or any Affiliate of any of them.

(u)
Accounts Receivable.  All accounts receivable of the Corporation and the Subsidiaries: (i) are recorded in the Financial Records; and (ii) are valid obligations enforceable against the account debtor and not subject to set-off, counter-claim or other defences, which arose in the ordinary course of Business. The reserve taken for doubtful or bad debts in the Financial Statements and Interim Financial Statements is consistent with the past experience and practice of the Corporation and to the Knowledge of the Sellers, no account debtors with material accounts at Closing have sustained any material change of circumstances such as would negatively impact their ability to pay. Except as disclosed in SCHEDULE I, no internal policy of the Corporation with respect to customer credit has been amended since December 31, 2012.

(v)	Corporate Records. The minute books of the Corporation and each Subsidiary are complete in all material respects.

(w)
Advisory Fees.  Except as disclosed in SCHEDULE I, there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of the Corporation, the Subsidiaries, the Holdcos or any Seller who might be entitled to any fee, commission or reimbursement from the Buyer, the Corporation or any Subsidiary and for greater clarity, the transaction fee disclosed in connection with 3.1(w) - Advisory Fees in SCHEDULE I will be deemed to have been incurred immediately prior to Closing.

(x)
Material Contracts.  Except as disclosed in SCHEDULE I, all Material Contracts to which the Corporation or a Subsidiary is party are valid and subsisting, in full force and effect, and are enforceable by the Corporation or the Subsidiaries, as applicable, in accordance with their terms, except as limited by Applicable Laws affecting the enforcement of creditors' rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Legal Proceeding seeking enforcement may be brought. The Corporation and the Subsidiaries are not, and, to the Knowledge of the Sellers, no other party to any Material Agreement is, in default under any Material Contract in any material respect, nor has any event occurred which, with the lapse of time or giving of notice or both, would constitute a material default under any Material Agreement by the Corporation or the Subsidiaries.

(y)
Assets.  Each of the Corporation and the Subsidiaries has good and marketable legal and beneficial title to its respective Assets, free and clear of any Encumbrances other than Permitted Encumbrances. The Assets owned, licensed or leased by the Corporation and the Subsidiaries constitute all of the Assets used or held for use in connection with the Business and are sufficient to permit the continued operation of the Business in substantially the same manner as conducted in the year ended on the Balance Sheet Date. SCHEDULE J sets out a complete and accurate list of all locations where Assets of the Corporation and the Subsidiaries are located. Except as disclosed in SCHEDULE I, there is no agreement or other right outstanding in favour of any Person for the purchase from any of the Corporation or the Subsidiaries of the Business or any of its Assets.

(z)
Leased Assets.  SCHEDULE K sets out details of all personal property other than office or telephone equipment in respect of which any of the Corporation or the Subsidiaries is lessee or licensee and describes the leases, licences, agreements or other documentation relating to them. All such leases, licences, agreements and documentation are valid and subsisting, all rental and other payments or obligations required to be paid or made by the Corporation or the Subsidiaries, as applicable, pursuant to them have been duly paid and none of the Corporation or the Subsidiaries is otherwise in default in meeting its obligations under them.

(aa)	Owned Real Property.

(i)	SCHEDULE L sets forth a complete list of the Owned Real Property, in each case by reference to the owner, municipal address and legal description.

(ii)
Except as disclosed in SCHEDULE I, the Corporation or one of the Subsidiaries, as applicable, is the legal and beneficial owner of the Owned Real Property in fee simple, with good and marketable title thereto, free and clear of all Encumbrances other than Permitted Encumbrances.

(iii)
Except as disclosed in SCHEDULE I and save for any documentation registered on title to the Owned Real Property or delivered to the Buyer prior to the date hereof, there are no agreements, undertakings or other documents which adversely affect the title to, or ownership of, or the right to occupy, the Owned Real Property and easement rights relating to the Owned Real Property.

(iv)
Except as disclosed in SCHEDULE I, all accounts for work and services performed or materials placed or furnished upon or in respect of the construction and completion of any of the buildings, improvements or other structures constructed on the Owned Real Property have been fully paid and no one is entitled to claim a lien under the Construction Lien Act, R.S.O. 1990, Chapter C.30, or other similar legislation for such work performed by or on behalf of the Corporation or the Subsidiaries.

(v)
Except as disclosed in SCHEDULE I or as may be disclosed on title, the operations of the Corporation from the Real Property are not subject to any restriction or limitation that would materially adversely affect the Corporation and are not in contravention of any Applicable Laws.

(vi)
The Corporation has not received notice of any assessment or any capital charges or levies assessed or proposed to be assessed against any of its Assets by a Governmental Authority or that any Governmental Authority intends to require the Corporation to pay for any future roads, utilities or services relating to the Real Property.

(vii)
Except as disclosed in SCHEDULE I all improvements (including all plant, buildings, structures, erections, appurtenances and fixtures) situated on or forming part of the Real Property were completed in a good and competent manner and in all material respects in accordance with the requirements of all applicable Governmental Authorities and all such improvements are free of material defect.

(viii)	The Real Property is serviced by all private and public utility services that are necessary for the operations of the Corporation and/or the Subsidiaries on the Real Property.

(ix)
To the Knowledge of the Sellers, neither the Corporation nor the Subsidiaries have received a deficiency notice, request or written advice of any breach of any Applicable Law in respect of the Owned Real Property which could, if not corrected, become a work order or could require performance of work or expenditure of money to correct.

(x)
Access. To the Knowledge of the Sellers, the Corporation and the Subsidiaries have such rights of entry and exit to and from its Real Property as are reasonably necessary to carry on the Business substantially in the manner in which it is currently carried on.

(xi)
Flood Hazard Area. Except as disclosed in SCHEDULE I, to the Knowledge of the Sellers, no portion of the Real Property is located in a flood hazard area as designated by a Governmental Authority or is subject to any flood hazard restrictions or fill regulations of any Governmental Authority.

(xii)
No Work Orders. To the Knowledge of the Sellers, there are no work orders outstanding against the Owned Real Property and neither the Corporation nor the Subsidiaries have received a deficiency notice, request or written advice of any breach of any Applicable Law in respect of the foregoing which could, if not corrected, become a work order or could require performance of work or expenditure of money to correct.

(xiii)
Zoning. To the Knowledge of the Sellers, the Owned Real Property is zoned to permit current uses and the buildings and improvements situate on the Owned Real Property comply in all material respects with the by-laws and building codes of each municipality in which they are situate. To the Knowledge of the Sellers, no part of the Owned Real Property is subject to any building or use restriction that would restrict or prevent the use and operation of the Owned Real Property for its current use. To the Knowledge of the Sellers, neither the Corporation nor the Subsidiaries have outstanding any application for a re-zoning of any of the Owned Real Property and the Sellers are not aware of any proposed or pending change to any zoning affecting the Owned Real Property.

(xiv)
Boundaries. To the Knowledge of the Sellers, the buildings and improvements situate on the Owned Real Property are located wholly within the boundaries of such Owned Real Property. To the Knowledge of the Sellers, there are no encroachments affecting the Owned Real Property which could affect the ability of the Corporation or the Subsidiaries to carry on the operations of the Business as they have been carried on in the past or which in the aggregate materially detract from the value of the Owned Real Property.

(xv)
Permitted Encumbrances. To the Knowledge of the Sellers, all Permitted Encumbrances which are easements or registered agreements or restrictions are in good standing. To the Knowledge of the Sellers, each of the Corporation and Subsidiaries subject thereto, and, if relevant, each other Person who is a party thereto, has performed all obligations required to be performed by it thereunder and is not in breach or default in any respect thereunder.

(xvi)
Easements. To the Knowledge of the Sellers, none of the easements, rights-of-way and other similar appurtenant interests necessary for the continued use and operation of the Business requires the consent of any other party thereto with respect to the Closing.

(xvii)
Title. To the Knowledge of the Sellers, there are no matters affecting the right, title and interest of the Corporation or the Subsidiaries in and to the Owned Real Property which, in the aggregate, would adversely affect the ability to carry on the Business upon the Owned Real Property substantially in the manner in which such operations are currently carried on.

(ab)	Leased Real Property.

(i)
SCHEDULE M sets forth a complete list of the Leased Real Property. The Sellers have made available to the Buyer complete copies of each Real Property Lease and, except as may be noted in SCHEDULE M, each Real Property Lease is valid and in full force and effect.

(ii)
All payments required to be made by the Corporation or any Subsidiary, as applicable, pursuant to the Real Property Leases have been paid. Neither the Corporation nor any Subsidiary is in default in meeting any of its obligations under any of the Real Property Leases, and to the Knowledge of the Sellers, no event exists which but for the passage of time or the giving of notice, or both, would constitute a default of the Corporation or any Subsidiary under the Real Property Leases in any material respect and no party to any Real Property Lease has claimed any default by the Corporation or the Subsidiaries or, to the Knowledge of the Sellers, is taking action purportedly based on such a default..

(iii)
To the Knowledge of the Sellers, and subject to SCHEDULE I, none of the landlords, sublandlords, tenants, subtenants or other relevant parties under any of the Real Property Leases is in default in meeting any of its obligations under Real Property Leases to which it is a party.

(iv)	None of the Corporation or the Subsidiaries has waived, or omitted to take any action in respect of, any material rights under any of the Real Property Leases.

(ac)
Non Disturbance Agreements. To the Knowledge of the Sellers, there are no non-disturbance agreements, lessor forbearance agreements, lessor waiver agreements or similar agreements affecting any of the Real Property Leases.

(ad)
Real Property Generally. The Corporation or the Subsidiaries, as applicable, hold all rights necessary for the continued possession, enjoyment and use of the Real Property for their present purpose without any restriction.

(ae)	Plant and Equipment. All plant, equipment, vehicles and other equipment owned or used by the Corporation or the Subsidiaries are:

(i)	in a good state of repair and condition and in satisfactory working order and have been regularly and properly maintained, ordinary wear and tear excepted; and

(ii)	capable of doing the work for which they were designed or purchased.

(af)
Inventories.  The Corporation's and Subsidiaries' inventories of raw materials, components, work in progress and finished goods now held and reflected in the Financial Statements or Interim Financial Statements are:

(i)	adequate in relation to the current trading requirements of the Business and not excessive;

(ii)	not obsolete, unusable, unmarketable or inappropriate to the Business as it is currently carried out; and

(iii)	in good condition, free from defects and capable of being sold by the Corporation and the Subsidiaries, as applicable, in the ordinary course of the Business.

(ag)
Interests in other Businesses.  Other than the Subsidiaries, the Corporation does not, directly or indirectly, own any shares in or other securities of, or have any interest in the Assets or business of, any other Person.

(ah)
Intellectual Property Rights. SCHEDULE N lists all registrations and pending applications for the Intellectual Property Rights owned by the Corporation or the Subsidiaries. All Intellectual Property Rights used in the course of the Business are either legally and beneficially owned by the Corporation or the Subsidiaries or are licensed to the Corporation or the Subsidiaries under valid and binding licence agreements and, in each case, are free from any Encumbrance other than Permitted Encumbrances. The Corporation and its Subsidiaries do not own any registrations or pending applications for Intellectual Property Rights other than those listed in SCHEDULE N.

(ai)
Non-infringement. To the Knowledge of the Sellers, the conduct of the Business does not infringe the Intellectual Property Rights of any Person and is in accordance with all agreements pursuant to which the Corporation or the Subsidiaries have the right to use or license any third party Intellectual Property Rights. To the Knowledge of the Sellers, none of the Corporation or the Subsidiaries has received notice that any Person has instituted or Threatened any proceeding or action against the Corporation or any of the Subsidiaries alleging any infringement by the Corporation or the Subsidiaries of any Intellectual Property Rights of any Person within the past five years.

(aj)
Non-infringement by Third Party. To the Knowledge of the Sellers, there is no challenge, infringement or other violation of any of the Corporation's or Subsidiaries' Intellectual Property Rights by any third party.

(ak)
Insurance.  Particulars of all insurance policies maintained by the Corporation and Subsidiaries are listed in SCHEDULE O. The Corporation and the Subsidiaries maintain insurance policies in force against loss on such Assets, against such risks, in such amounts and to such limits as is in accordance with prudent business practices for corporations such as the Corporation and the Subsidiaries, in each case having regard to the location, age and character of its Assets. The Corporation and the Subsidiaries have complied in all material respects with all requirements of such insurance, including the payment of all premiums and the prompt giving of notice of any claim.

(al)
Applicable Laws.  To the Knowledge of the Sellers, the Corporation and the Subsidiaries are in material compliance with all Applicable Laws, except as disclosed in SCHEDULE I and except for such non-compliance which would not reasonably be expected to result in a Material Adverse Change.

(am)	Employees.

(i)
Privacy Laws. The Corporation is in full compliance with the Personal Information Protection and Electronic Documents Act, S.C. 2000, c.5., except for such non-compliance which would not reasonably be expected to result in a Material Adverse Change.

(ii)
Employees. SCHEDULE P contains a complete and up-to-date list of all employees of the Corporation and the Subsidiaries specifying the length of service, the job title or classification, level of remuneration, and if the employee is not actively employed as of the date of this Agreement, the reason why.

(iii)
Outstanding Offers. No outstanding offer of employment has been made by the Corporation or the Subsidiaries to any person, nor has any person accepted an offer of employment made by the Corporation or the Subsidiaries who has not yet commenced employment with the Corporation or the Subsidiaries.

(iv)
Claims. There are no complaints, appeals, claims or charges pending or outstanding at any tribunal or agency or, to the Knowledge of the Sellers, Threatened, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any tribunal or agency against, or in respect of, the Corporation or the Subsidiaries under or in respect of any Applicable Law or regulations relating to employment, employment practices, workers' compensation or the protection of the health and safety of employees.

(v)	Collective Agreements.

(a)	No trade union, counsel of trade unions, employee bargaining agency or affiliated bargaining agent:

(i)	holds bargaining rights with respect to any employees of the Corporation or the Subsidiaries by way of certification, interim certification, voluntary recognition, designation or successor rights;

(ii)	has applied to be certified as the bargaining agent of any employees of the Corporation or the Subsidiaries within the last year; or

(iii)	has applied to have the Corporation or the Subsidiaries declared a related employer or successor employer pursuant to applicable labour legislation.

(b)
To the Knowledge of the Sellers, there are no actual, threatened or pending, organizing activities of any trade union, counsel of trade unions, employee bargaining agency or affiliated bargaining agent or any actual, threatened or pending unfair labour practice complaints, strikes, work stoppages, picketing, lock-outs, boycotts, slowdowns, arbitrations, grievances, complaints, charges or similar labour related disputes or proceedings pertaining to the Corporation or the Subsidiaries, and there have not been any such activities or disputes or proceedings within the last year, except as disclosed in SCHEDULE Q.

(vi)	Vacation Pay. Except as disclosed in SCHEDULE Q, all vacation pay for employees of the Corporation or the Subsidiaries is properly reflected and accrued in the books and accounts of the Corporation.

(vii)
Terms and Conditions. Except as disclosed in SCHEDULE I, since the Balance Sheet Date, except in the ordinary course of business and consistent with the Corporation's past practices, there have been no increases or decreases in staffing levels of the Corporation or the Subsidiaries and there have been no material changes in the terms and conditions of employment of any employees of the Corporation or the Subsidiaries, including their salaries, remuneration and any other payments to them, and there have been no material changes in any remuneration payable or benefits provided to any officer, director, consultant, independent or dependent contractor or agent of the Corporation or the Subsidiaries, and the Corporation or the Subsidiaries has not agreed or otherwise become committed to materially change any of the foregoing since that date.

(viii)
Employee Benefit Plans. SCHEDULE R contains a complete and accurate list of each Employee Benefit Plan. All of the Employee Benefit Plans, and all contributions to and payments from such Employee Benefit Plans, are and have been made, established, registered, qualified (if applicable) invested and administered in all material respects in accordance with all Applicable Laws or other legislative, administrative or judicial proclamations applicable to the Employee Benefit Plans and; the terms of the Employee Benefit Plans. Except as disclosed in SCHEDULE I, neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of the Corporation or the Subsidiaries, materially increase the benefits payable or provided under any Employee Benefit Plan, result in any acceleration of the time of payment or vesting of any such benefit, or increase or accelerate employer contributions thereunder.

(an)	Environmental. Except as described in SCHEDULE I:

(i)
the Business is and has been, and the associated Assets are, in compliance in all material respects with Environmental Laws, except where the failure to be in compliance would not result in a Material Adverse Change;

(ii)
the Corporation and the Subsidiaries have obtained all permits, licences and authorizations required under Environmental Laws for the operation of the Business, or any part thereof, (the “Environmental Permits”), except where the failure to possess any such Environmental Permit would not reasonably be expected to result in a Material Adverse Change. All of such Environmental Permits are described in SCHEDULE H. Each such Environmental Permit is valid and subsisting, and none of the Corporation or the Subsidiaries is in default or breach, in any material respect, of any of such Environmental Permits and no proceeding is pending or, to the Knowledge of the Sellers, Threatened to revoke, amend or limit any Environmental Permit. Subject to receipt of Required Consents, none of the Environmental Permits will become void, or be in default, as a result of this Agreement or the completion of the transactions contemplated in this Agreement;

(iii)
none of the Corporation or the Subsidiaries has received written notice of, nor been prosecuted for, an offence alleging violation of, or non-compliance with, any Environmental Laws. To the Knowledge of the Sellers, there are no facts that could give rise to a notice of non-compliance with any Environmental Law which would result in a Material Adverse Change. None of the Corporation or the Subsidiaries has received written notice of or have knowledge, to the Knowledge of the Sellers, of a threatened order of a Government Authority relating to Environmental Laws requiring any work, repairs, construction or capital expenditures to be made with respect to the Business or Assets;

(iv)
none of the Corporation or the Subsidiaries has received written notice or have knowledge, to the Knowledge of the Sellers, of a threatened proceeding by a Governmental Authority, or a lawsuit, making a demand for damages or alleging other potential liability with respect to violations of Environmental Laws;

(v)
none of the Corporation or the Subsidiaries has used the Assets to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance except in compliance with Environmental Laws in all material respects;

(vi)
none of the Corporation or the Subsidiaries has caused or permitted the release of any Hazardous Substance in, under or on its Real Property except in compliance with Environmental Laws in all material respects;

(vii)
the Corporation and the Subsidiaries have provided the Buyer with copies of all analyses and monitoring data for soil, groundwater and surface water and all reports pertaining to any environmental assessments or audits relating to the Corporation and the Subsidiaries that are in the possession or control of the Corporation and the Subsidiaries;

(viii)	the Corporation and the Subsidiaries maintained all environmental and operating documents and records in the manner and for the time periods required by Environmental Laws; and

(ix)	neither the Corporation nor the Subsidiaries has breached any obligation to report to any Governmental Authority imposed by any Environmental Law.

(ao)	Tax Filings and Payments. The Corporation and the Subsidiaries have:

(i)	duly filed in an accurate manner all returns, reports, forms or other information required to be filed with respect to any Taxes; and

(ii)	paid all Taxes for all previous years required to be paid up to and including the Closing Date.

(ap)	Tax Dispute Matters.

(i)
There is no agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any return in respect of Taxes, or payment of any Taxes by any of the Corporation or the Subsidiaries, nor is there any action, suit, litigation, arbitration, proceeding, governmental proceeding, investigation or claim, including appeals and applications for review, in progress, or to the Knowledge of the Sellers, Threatened or pending against or relating to the Corporation or the Subsidiaries, except as disclosed in SCHEDULE I.

(ii)
the Corporation and the Subsidiaries have withheld, and will continue until the Closing Date to withhold, any Taxes that are required by Applicable Laws to be withheld and has timely paid or remitted, and will continue until the Closing Date to pay and remit, on a timely basis, the full amount of any Taxes that have been or will be withheld, to the applicable Governmental Authority;

(iii)
none of the Corporation or the Subsidiaries has any outstanding assessments for Taxes and, to the Knowledge of the Sellers, there are no threatened or potential assessments or other proceedings, negotiations or investigations in respect of Taxes, against the Corporation or the Subsidiaries, except as disclosed in SCHEDULE I;

(iv)
none of the Corporation or the Subsidiaries are subject to liability for Taxes of any other Person. None of the Corporation or the Subsidiaries have acquired property from any Person in circumstances where the said entity did or could become liable for any Taxes of such Person. The value of the consideration paid or received by the said entity for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a Person with whom the said entity was not dealing at arm's length within the meaning of the Act was equal to the estimated fair market value of such property acquired, provided or sold or services purchased or provided. None of the Corporation or the Subsidiaries have entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of income Taxes owing by such Person;

(aq)	Canadian-Controlled Private Corporation. Immediately before execution of this Agreement, the Corporation was a "Canadian-controlled private corporation" within the meaning of that term under the Act.

(ar)
Withholdings and Remittances. The Corporation and the Subsidiaries have withheld from each payment made to any of their present or former employees, officers and directors, and to all non-resident Persons all amounts required by Applicable Law to be withheld, and have remitted such withheld amounts to the appropriate Governmental Authority. Each of the Corporation and the Subsidiaries has remitted all pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its respective employees to the proper Governmental Authority under Applicable Laws. The Corporation and the Subsidiaries have charged, collected and remitted all Taxes as required under Applicable Laws on any sale, supply or delivery whatsoever, made by the Corporation or the Subsidiaries, as applicable.

2.Disclaimer of other Representations and Warranties

.  The Sellers do not make and have not made any representations and warranties, express or implied, in respect of the Corporation or the Subsidiaries other than those expressly set forth in Section 3.1 and the Sellers expressly disclaim all liability and responsibility for any representation, warranty, covenant, agreement or statement made or information communicated (orally or in writing) to the Buyer (including any opinion, information or advice that may have been provided to the Buyer or any of its Affiliates by any Seller or any director, officer, employee, accounting firm, legal counsel or other agent of the Corporation or any Subsidiary). All implied warranties of merchantability and fitness for a particular purpose are expressly excluded. It is also understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or presentations are not and will not be deemed to be or to include representations and warranties of the Sellers, except to the extent otherwise expressly covered by the representations and warranties of the Sellers hereunder. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule will be deemed to be disclosed for all purposes of this Agreement where the relevance of such matter is or should be reasonably apparent. The disclosure of any information will not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by the Sellers in this Agreement or that it is material, nor will such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information).

Part4

BUYER'S REPRESENTATIONS AND WARRANTIES

1.Representations and Warranties.  In order to induce the Sellers to enter into and consummate this Agreement, the Buyer, severally in respect of paragraphs (a) through (g) and each Parent, severally in respect of paragraphs (a) through (c), represents and warrants to the Sellers that the following statements set out in this Part 4 are true and correct:

(a)	Corporate Matters. The Buyer and each Parent:

(i)	is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

(ii)	has the capacity and authority to execute and deliver this Agreement and the Closing Documents to which it is party and to complete the transactions contemplated hereby; and

(iii)
has taken all action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents, if any, to which it is party.

(b)
Execution, Delivery and Enforceability. This Agreement has been, and each Closing Document to which the Buyer or either Parent is a party will on Closing be, duly executed and delivered by the Buyer and each Parent, as applicable, and this Agreement constitutes, and each Closing Document to which the Buyer or either Parent is a party will on Closing constitute, a valid and binding obligation of the Buyer and each Parent, as applicable, enforceable against the Buyer and the Parents, as applicable, in accordance with its terms.

(c)	Non-Contravention. The performance of this Agreement will not:

(i)
conflict with, or result in the breach of, or constitute a default under, any agreement, arrangement or instrument to which the Buyer or either Parent is party or the constating documents of the Buyer or either Parent, or any Encumbrance, lease, contract, order, judgment, regulation or other restriction or obligation of any kind by which the Buyer or either Parent or any of their respective Assets is bound; or

(ii)	subject to obtaining Competition Act Approval, contravene or conflict with any laws or regulations binding upon or applicable to the Buyer or either Parent.

(d)
Financial Ability. The Buyer has cash on hand or unconditional commitments from lenders, copies of which have been provided to the Seller, in amounts sufficient to allow it to pay the Purchase Price, including any adjustments, and all other costs and expenses in connection with the consummation of the transactions contemplated by this Agreement.

(e)
Litigation. There is no Legal Proceeding in progress or pending, or, to the Knowledge of the Sellers, Threatened against or relating to the Buyer, nor, to the Knowledge of the Buyer, is there any factual or legal basis upon which any such Legal Proceeding might be commenced with any likelihood of success, and there is no judgment, decree, injunction, rule or order outstanding against or affecting the Buyer, which, if determined adversely to the Buyer, would prevent the Buyer from paying the Purchase Price to the Sellers, enjoin, restrict or prohibit the transfer of all or any part of the Shares as contemplated by this Agreement or prevent the Buyer from fulfilling any of its obligations set out in this Agreement or arising from this Agreement.

(f)
Regulatory Approvals and Consents. Except for the Competition Act Approval, no approval or filing with, notice to, or waiver from any Governmental Authority is required to be obtained or made by the Buyer, and no consent is required nor is any notice required to be given under any agreement to which the Buyer is a party or by which it is bound, in connection with the execution and delivery of, and performance by the Buyer of its obligations under, this Agreement or the consummation of the transactions contemplated hereby.

(g)
Advisory Fees.  There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee, commission or reimbursement from the Sellers.

2.Due Diligence by Buyer. The Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Corporation and the Subsidiaries and the nature and condition of their respective Assets and, in making the determination to proceed with the transactions contemplated by this Agreement, has relied solely on the results of such investigation and the representations and warranties in Section 3.1 as well as the Seller's covenants set out in Section 5 and the Buyer's Conditions in Section 6, and, except to the extent specifically set forth in Section 3.1.

Part5

COVENANTS OF THE PARTIES

1.Conduct of Business Prior to Closing.  Except as otherwise permitted by this Agreement, during the period from the date of this Agreement to the Closing Date, the Sellers will, and will cause the Corporation and the Subsidiaries to:

(a)
use its Commercially Reasonable Efforts to carry on the Business in the usual and ordinary course, consistent with past practice, except as permitted by this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement will prohibit the Corporation or the Subsidiaries, whether or not in the usual and ordinary course of Business and whether or not consistent with past practices, to pay or prepay any obligation or to pay, distribute or transfer any cash to the Corporation or the Sellers;

(b)
continue in force all existing policies of insurance presently maintained by the Corporation and maintain insurance on all the assets of the Corporation and the Subsidiaries at least to the levels as they are insured on the date of this Agreement and give all notices and present all claims under all such policies of insurance in a due and timely fashion;

(c)
preserve intact the Business and the Assets, operations and affairs of the Corporation and the Subsidiaries (other than the sale of Assets in the ordinary course of the Business) and use Commercially Reasonable Efforts to preserve for the Buyer the goodwill of suppliers, customers and others having business relations with the Corporation and the Subsidiaries;

(d)	comply in all material respects with Applicable Laws affecting the operation of the Business and pay all required Taxes;

(e)
subject to Section 5.1(a), above, pay and discharge all liabilities or obligations of the Corporation and the Subsidiaries in the ordinary and usual course of the Business consistent with past practice, except for such liabilities or obligations as may be contested by the Corporation or the Subsidiaries in good faith; and

(f)	not increase the compensation level of any employee, officer or director in any material respect.
2.Restrictions Prior to Closing.  Except as otherwise permitted by this Agreement or with the prior written consent of the Buyer, which will not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the Closing Date, the Sellers will not and will ensure that the Corporation and the Subsidiaries do not:

(a)	permit the Corporation or the Subsidiaries to incur or agree to incur any liability other than in the ordinary course of the Business;

(b)	enter into, amend or terminate or agree to enter into, amend or terminate any Material Contract;

(c)	create, allot, issue, purchase or redeem any of its share capital or acquire any shares in any other corporation or agree to do so; or

(d)	permit the Working Capital to be less than the Required Working Capital.
3.Access to Information.  Between the date of this Agreement and the Closing Date, the Sellers will (and will cause the Corporation and the Subsidiaries to) give to the Buyer and its directors, officers, employees, agents and advisers full access, during normal business hours, to all of the properties, employees, books, records, databases, contacts, commitments and records of the Corporation and the Subsidiaries, and will furnish to the Buyer any information reasonably requested by it.

4.
Consents.  The Sellers and the Buyer will each use Commercially Reasonable Efforts to obtain, at or before Closing, all permits, consents, assignments, approvals, certificates, registrations and authorizations required to permit the completion of the transactions contemplated by this Agreement including consent of the lenders under the Credit Facilities (“Required Consents”), a complete list of which is set out in SCHEDULE S. The Buyer will cooperate with the Sellers and will use Commercially Reasonable Efforts to assist the Sellers, to obtain all Required Consents required to be obtained by the Sellers. The Sellers will cooperate with the Buyer and will use Commercially Reasonable Efforts to assist the Buyer, to obtain all Required Consents required to be obtained by the Buyer. Each party will notify the other parties as soon as reasonably practicable upon becoming aware of any fact or matter that may affect or prevent obtaining the Required Consents and each time a Required Consent has been obtained. The parties acknowledge and agree that no Seller, the Corporation, nor any Subsidiary will be required to make any payment to any third party in order to obtain any Required Consent unless the Buyer agrees to reimburse such payment.

5.
Notification.  The Sellers will immediately notify the Buyer in writing of any action or circumstance which may arise between the date of this Agreement and the Closing Date which results, or may result, in:

(a)	a Material Adverse Change;

(b)
a breach of any representation or warranty of the Sellers contained in this Agreement, if such representation or warranty were repeated at any time before Closing by reference to the facts and circumstances then existing; or

(c)	any of the information provided in the Schedules to this Agreement becoming untrue or incorrect in any material respect.
6.Confidentiality.  The parties acknowledge and agree that the following will apply to the use and disclosure of Confidential Information:

(a)
the Buyer will not at any time use or disclose or permit there to be used or disclosed any Confidential Information relating to or belonging to the Corporation or the Subsidiaries except as permitted in the Confidentiality Agreement;

(b)
the Buyer will treat all information received from or on behalf of the Corporation or the Subsidiaries in connection with the transactions contemplated in this Agreement as confidential and subject to the Confidentiality Agreement and the Buyer will cause its officers, directors, employees, affiliates, financial advisors and agents to comply with the provisions of the Confidentiality Agreement with respect to such information;

(c)
the provisions of the Confidentiality Agreement are hereby incorporated in this Agreement by reference with the same effect as if fully set forth herein and the Buyer will comply with such terms as if it were also a party thereto; and

(d)
the parties acknowledge that the fulfillment of requirements to file with Governmental Authorities, including those under the Competition Act and the Investment Canada Act and other disclosures permitted or contemplated in this Agreement do not constitute a breach of this paragraph.

7.Filings in Relation to obtaining Competition Act Approval.

(a)
Each of the parties hereto shall prepare and submit, and will cooperate with each other in connection with the preparation and submission of, all applications and filings as may be or become necessary or deemed advisable under the Competition Act for or in connection with the consummation of the transactions contemplated in this Agreement.

(b)	Without limiting the generality of subparagraph (a), the parties agree that:

(i)
as soon as is reasonably practicable, the Buyer and the Sellers will prepare and file a pre-merger notification pursuant to Section 114(1) of the Competition Act and a request for an advance ruling certificate pursuant to Section 102 of the Competition Act (or, in the alternative, a no-action letter);

(ii)
the parties will promptly supply such additional or supplementary information as may be requested by the Competition Bureau (Canada) with respect to the Competition Act Approval, whether pursuant to Section 114 (2) of the Competition Act or otherwise;

(iii)
to the extent it is reasonably practicable to do so having regard to the circumstances then existing, cooperate with each other in connection with the making of all filings with or responses to the Competition Bureau (Canada), including providing copies to each other party and its advisors of all documents proposed to be filed or submitted to the Competition Bureau (Canada) prior to filing or responding, and, if requested, consider in good faith all reasonable additions, deletions or changes suggested in connection therewith, provided that any competitively sensitive, privileged or confidential matters will only be shared with and between external counsel for the parties and will not be exchanged between the parties hereto;

(iv)	to the extent it is reasonably practicable to do so having regard to the circumstances then existing, promptly notify the other parties of any communication to that party from the

Competition Bureau (Canada) and permit the other party to review in advance any proposed communication to the Competition Bureau (Canada);

(v)
to the extent it is reasonably practicable to do so having regard to the circumstances then existing, not participate in any meeting with the Competition Bureau (Canada) in respect of any filings, investigation or other inquiry unless that party consults with the other party in advance and, to the extent permitted by the Competition Bureau (Canada), gives the other party the opportunity to attend and participate thereat; and

(vi)
they will not take any action that will have the effect of delaying, impairing or impeding the receipt of the Competition Act Approval. For greater certainty, other than as explicitly provided for in this section, the Buyer will not be required to take any action to resolve any objections the Commissioner may have to the transactions contemplated in this Agreement or to avoid or eliminate any impediments to obtaining the Competition Act Approval.

(c)	The Buyer and Sellers each pay 50% of all governmental fees associated with any filing under or pursuant to this Section 5.7, which will be paid at the time of the applicable filing.

(d)	The Buyer will file a notification as required under Part III of the Investment Canada Act (Canada) in the manner prescribed thereunder, within 30 days after Closing.
8.Books and Records. The Buyer covenants to use reasonable care to preserve the books and records of the Corporation, the Subsidiaries and the Holdcos delivered to it for a period of six years from the Closing Date, or for such longer period as is required by any Applicable Law, and will permit the Sellers or their authorized representatives reasonable access thereto in connection with the affairs of the Sellers.

9.
Pre-Closing Reorganization. Buyer agrees that any or all of the Sellers may, at any time before Closing, implement a reorganization (“Pre-Closing Reorganization”) in the manner described at SCHEDULE T, provided that any new shareholders arising as a result of such reorganization will be bound by the terms of this Agreement, deemed to be “Sellers” for the purpose of this Agreement, obliged to sell their shares in the Relevant Holdco to the Buyer on the terms and conditions contained herein, and required to provide all of the representations, warranties and covenants that are provided by the Sellers herein, shall assume all liabilities and duties of any shareholder or Seller for whom such shareholder is the successor in interest, and provided further that the Pre-Closing Reorganization: (a) will not have the effect of imposing any incremental obligations for Taxes for the Buyer, the Holdcos, the Corporation or the Subsidiaries; and (b) will not have an adverse effect on Holdcos, the Corporation or the Subsidiaries or their respective businesses or Assets or impose any cost, liability or expense on any of them that is not reimbursed by Sellers. No Pre-Closing Reorganization will be considered in determining whether a representation, warranty or covenant of the Sellers hereunder has been breached, other than pursuant to the terms of this Section 5.9 but excluding the consideration of the Competition Act Approval. The Sellers will provide written notice to the Buyer upon completion of any Pre-Closing Reorganization together with an updated SCHEDULE A reflecting any changes to Sellers, Shares and Purchase Price allocation resulting from the Pre-Closing Reorganization (which updated SCHEDULE A will be deemed to be incorporated into and form part of this Agreement), and access to all relevant documentation relating to such Pre-Closing Reorganization.

10.
Directors and Officers. If Closing occurs, the Buyer will, and will cause the Corporation and the Subsidiaries to, take any necessary actions to provide that all rights to indemnification, exculpation, expense reimbursement and all limitations on liability existing in favour of any current or former officers, directors or employee of the Corporation or the Subsidiaries, as provided in: (a) its constating documents in effect as of the date hereof; or (b) any policy of insurance or agreement in existence as of the date hereof; will, if commercially reasonable, survive Closing and continue in full force and effect for a period of not less than six years after the Closing Date.

11.	Taxes.

(a)
The Buyer will cause each of the Corporation, the Subsidiaries and each Holdco to prepare and file Tax returns for all taxation years or periods ending on or prior to the Closing Date on a timely basis. The Seller Representative will have the opportunity to review such returns before they are filed. Such returns will be prepared consistent with prior practice, except where otherwise required under Applicable Law. The Buyer will cooperate with the Seller Representative to effect such filings on a timely basis. The Buyer will cause the Corporation, Holdcos and the Subsidiaries to remit any Taxes shown as owing on such Tax returns in a timely manner.

(b)
The Buyer will provide notice to the Seller Representative of any inquiries made by, discussions with or representations or submissions proposed to be made to any taxation authority to the extent that the subject matter thereof relates to representations, covenants or obligations of the Sellers hereunder or could reasonably give rise to a right of indemnity hereunder. The Buyer will forthwith advise the Seller Representative of the substance of any such inquiries or discussions and provide the Seller Representative with copies of any written communications from any taxation authority relating to such inquiries or discussions. The Buyer will provide the Seller Representative a reasonable opportunity to comment on any such representations or submissions and to attend any meeting with any such taxation authority with respect to such matters.

(c)
The Buyer will provide the reasonable assistance of the employees or personnel of the Buyer, Corporation, the Subsidiaries and the accounting and legal and other representatives and advisors of the Buyer, the Corporation and the Subsidiaries and otherwise take such reasonable steps to cooperate with the Seller Representative and render all reasonable assistance, as the Seller Representative may reasonably request (including, to the extent requested by the Seller Representative, dealing directly with any taxation authority in relation to audits, inquiries, discussions or disputes), with respect to all matters relating to any inquiries, discussions or disputes where the subject matter thereof relates to representations, covenants or obligations of the Sellers hereunder or could reasonably be expected to give rise to a right of indemnity hereunder.

(d)
The Buyer will, and will cause the Corporation, Holdcos and Subsidiaries to, upon reasonable request of the Seller Representative, use all reasonable commercial efforts to take reasonable steps, including obtaining any certificate or other document from, or effect any filing with, any taxation authority as may be considered desirable to mitigate, reduce or eliminate any Taxes that could be imposed on the Corporation, Holdcos or Subsidiaries and that could reasonably give rise to a right of indemnity hereunder, provided that the Buyer and the Corporation will not be required to expend more than nominal amounts of money to effect same, unless their reasonable costs of doing so are reimbursed by the Sellers.

12.Working Capital Certificate. The Sellers will cause the Corporation to provide the Buyer with one unaudited Working Capital statement within ten Business Days after receipt of a written request from the Buyer (the “Certificate Date”) (provided that such request is delivered more than ten Business Days before Closing), such statement to be in keeping with the format set out in SCHEDULE F and certified by the Seller Representative as being true and complete to the Knowledge of the Sellers and prepared in accordance with GAAP, applied consistently with the Corporation's past practices as used in its preparation of Financial Statements (the “Working Capital Certificate”). Where the request is made before the 15th day of the month, the Working Capital Certificate will be current as of the close of business on the last Business Day of the second month preceding the Certificate Date. Where the request is made after the 15th day of the month the Working Capital Certificate will be current as of the close of business on the last Business Day of the month immediately preceding the Certificate Date.

13.	Accounts Receivable

(a)
The Buyer will cause the Corporation and the Subsidiaries to take commercially reasonable efforts to collect accounts receivable which were outstanding as of the Closing Date and included in the Working Capital Statement (“Existing Accounts”), which efforts will be deemed not to include judicial action or legal demand. After 120 days following Closing, the Seller Representative may participate in the Corporation's collections efforts with respect to Existing Accounts then outstanding and subject to this Section 5.13. Such participation may include contacting customers directly, and the Buyer will cause the Corporation and the Subsidiaries to cooperate with the Seller Representative by providing information to enable the Seller Representative to participate in the collection efforts, including the details of any outstanding Existing Accounts, and the name and contact information for each applicable customer.

(b)
If the Buyer creates additional accounts receivable from an account debtor who is also an account debtor under certain Existing Accounts after the Closing Date (“New Accounts”), and such account debtor makes only partial payment of its obligations in respect of the New Accounts and the Existing Accounts, such partial payments will be allocated to payment of the New Accounts or Existing Accounts as such account debtor designates in writing with its payments. If the account debtor does not make any such designation, then for the purpose of this section, such payments will be applied on a first-issued, first-paid basis. For any account debtor in bankruptcy proceedings, such payments will be allocated as determined by a court of competent jurisdiction.

(c)
During the period beginning on the Closing Date and ending on the 180th day following Closing (the “Review Date”), the Buyer will provide the Seller Representative with a report within five Business Days after the end of each month listing all Existing Accounts and showing in detail any payment history as well as, in reasonable detail, a description of collection efforts. After the Review Date, the Buyer will provide the Seller Representative with such a report within five Business Days after the end of each month only in respect of Existing Accounts for which the Buyer received a reimbursement for an AR Shortfall in accordance with this Section 5.13 until the earlier of: (a) the date on which the parties agree not to take any further collection proceedings in respect of such accounts; or (b) the date on which collection of the accounts becomes statute barred pursuant to applicable limitations legislation.

(d)
The Buyer will produce a statement current to the Review Date (the “AR Statement”) listing all Existing Accounts and identifying all amounts collected with respect to such Existing Accounts and any collections of other accounts receivable issued prior to Closing which were written off prior to Closing and not included in the Working Capital Statement (“Other Pre-Closing Collections”), which AR Statement will include a calculation showing, as applicable, either:

(i)
the amount by which the outstanding Existing Accounts exceeds the aggregate of the reserve referred to in Section 3.1(u) and any Other Pre-Closing Collections (as such amounts may be adjusted pursuant to the dispute resolution proceedings described below) (“AR Shortfall”); provided that, in respect of Existing Accounts which remain outstanding on the Review Date because of a customer setting off obligations relating to its dealings with the Corporation or the Subsidiaries after closing, the amount of any such set off will be excluded from the amount of such Existing Account outstanding on the Review Date; or

(ii)
the amount by which the aggregate of the reserve referred to in Section 3.1(u) and any Other Pre-Closing Collections exceeds the outstanding Existing Accounts (as such amounts may be adjusted pursuant to the dispute resolution proceedings described below) (“AR Surplus”).

(e)
The Buyer will deliver such AR Statement to the Seller Representative on or before the fifth day of the month following the Review Date. Within ten Business Days after receipt of the AR Statement, the Seller Representative will either: confirm the calculation of AR Shortfall or AR Surplus, as applicable; or dispute the calculation of AR Shortfall or AR Surplus, as applicable, setting out in reasonable detail the Seller Representative's objections to the calculation. If the Seller Representative disputes the AR Shortfall, the process for dispute resolution in Section 2.4(d) will apply mutatis mutandis.

(f)
Upon confirmation of an AR Shortfall pursuant to (e), above, the Sellers will pay 50% of the AR Shortfall (“Indemnification Amount”) to the Buyer as follows: the Buyer will be entitled to withdraw the lesser of the Indemnification Amount and the remaining balance of the Holdback within two days of notice to the Escrow Agent to the Buyer, and the Sellers will pay any remaining outstanding portion of the Indemnification Amount to the Buyer within five Business Days of receipt of a written request from the Buyer. Upon confirmation of an AR Surplus pursuant to (e), above, the Buyer will pay 50% of the AR Surplus to the Sellers within five Business Days of receipt of a written request from the Seller Representative.

(g)
In the event of a confirmed AR Shortfall the Sellers will have the right to pay 50% of any third party costs incurred to pursue collection of accounts after the Review Date and in such event any collections made net of expenses will be shared.

(h)
The Sellers will have the right, upon reasonable notice and during business hours, to designate representatives to audit the financial records of the Corporation and the Subsidiaries to confirm compliance with this Section 5.13.

(i)	Several sample calculations based on the provisions of this Section are set out at SCHEDULE W for illustrative purposes.
14.Environmental.

(a)
The parties will jointly engage WESA to perform and complete as soon as reasonably practicable the Additional Environmental Diligence and provide a report (“WESA Report”) to the parties. If, in the course of conducting the Additional Environmental Diligence, WESA identifies:

(i)
the presence of any contamination that, if brought to the attention of the Ministry of the Environment, would result in the issuance of a remediation order against the Corporation excluding, for certainty, orders arising due to the absence of an environmental compliance approval (“MOE Event”);

(ii)
the presence of contamination that has migrated, is, or may imminently be, migrating off of the Owned Real Property at a level in excess of applicable standard from the “Soil, Ground Water and Sediment Standards for Use under Part XV.1 of the Environmental Protection Act” published by the Ministry of the Environment and dated April 15, 2011 (“Migration Event”); or

(iii)
the presence of any contamination (other than those parameters excluded by the public health unit) exceeding the Ontario Drinking Water Quality Standards in a groundwater aquifer that is used for drinking water within 250 metres of the boundary of the Owned Real Property (“Water Event”);

then the parties will direct WESA to provide its reasonable estimate of the cost of remediating such condition, in the case of an MOE Event, such that the Ministry of Environment would not issue a remediation order, and in the case of an Environmental Event, to the applicable standard described above, and include such estimate in the WESA Report.

(b)
If the WESA Report identifies one or more MOE Events with an aggregate estimated remediation cost of $1,000,000 or less, then the Closing Working Capital will be deemed to be reduced by an amount equal to such aggregate estimated remediation cost.

(c)
If the WESA Report identifies one or more Migration Events or Water Events (together, “Environmental Events”) and the aggregate estimated remediation cost for such events is greater than $1,000,000 but less than $2,000,000, then the Closing Working Capital will be deemed to be reduced by an amount equal to the amount by which the estimated remediation cost exceeds $1,000,000.

(d)	For the purpose of this section, if the estimated cost of remediation specified in the WESA is a range, the parties will use the median of such range as the estimated remediation cost.

(e)	All costs incurred in connection with the WESA Report will be shared and paid 50% by the Buyer and 50% by the Sellers.

Part6

CONDITIONS
1.Buyer's Conditions.  The obligations of the Buyer to complete the sale and purchase of the Shares under this Agreement will be subject to the fulfilment of each of the following conditions on or before the Closing Date.

(a)
Accuracy of Representations and Warranties.  The representations and warranties of the Sellers set out in this Agreement that are qualified as to materiality will be true and correct, and those not so qualified will be true and correct in all material respects as at the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality will be true and correct, and those not so qualified will be true and correct in all material respects as at such earlier date).

(b)	Consents. All Required Consents will have been obtained from the appropriate Governmental Authorities and other Persons on terms reasonably satisfactory to the Buyer.

(c)	Competition Act. Any required Competition Act Approval will have been obtained.

(d)
Performance of Obligations.  The Sellers will have performed and complied in all material respects with all obligations, covenants and agreements to be performed and complied with by each of them on or before Closing under this Agreement.

(e)
Material Adverse Change.  There will have been no change, event or circumstance that has resulted or that could reasonably be expected to result in a Material Adverse Change between the date of this Agreement and the Closing Date.

(f)	Closing Documentation. All documents listed in Section 9.2 will have been received by the Buyer.

(g)	Outside Date. The transactions contemplated under this Agreement will have Closed on or before the Outside Date.

(h)
Required Working Capital. The Buyer will have received a certificate of a senior officer of the Corporation confirming that, as of the Closing Date, the Working Capital is not less than the Required Working Capital.

(i)
Confirmation of Discharge. The Buyer will have received a pay-out statement from lenders to the Corporation and the Subsidiaries under the Credit Facilities confirming the amount of any outstanding indebtedness and a commitment to discharge security upon receipt by such lenders of payment in full.

(j)	Environmental. The Buyer will have received the WESA Report and such report will not have identified:

(i)
one or more MOE Events with an aggregate estimated remediation cost in excess of $1,000,000, unless the Sellers have agreed to a deemed reduction of the Closing Working Capital by the full amount of such estimated remediation costs; or

(ii)
one or more Environmental Events with an aggregate estimated remediation cost in excess of $2,000,000, unless the Sellers have agreed to a deemed reduction of the Closing Working Capital by an amount equal to $1,000,000 plus 50% of the amount by which the estimated remediation costs exceed $2,000,000.

2.Waiver/Termination.  The conditions contained in Section 6.1 are for the exclusive benefit of the Buyer and may be waived by it in whole or in part at any time. If any of the conditions in Section 6.1 are not fulfilled or waived on or before the Closing Date, the Buyer will be entitled to treat this Agreement as terminated and will be relieved of all obligations under this Agreement, except that rights and liabilities of the parties which have accrued prior to termination will subsist.

3.
Sellers' Conditions.  The obligations of the Sellers to complete the sale and purchase of the Shares under this Agreement will be subject to the fulfilment of each of the following conditions on or before the Closing Date.

(a)
Accuracy of Representations and Warranties.  The representations and warranties of the Buyer set out in this Agreement that are qualified as to materiality will be true and correct, and those not so qualified will be true and correct in all material respects as at the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality will be true and correct, and those not so qualified will be true and correct in all material respects as at such earlier date).

(b)	Consents. All Required Consents will have been obtained from the appropriate Governmental Authorities and other Persons on terms reasonably satisfactory to the Sellers.

(c)	Competition Act. Any required Competition Act Approval will have been obtained.

(d)
Performance of Obligations.  The Buyer will have performed and complied in all material respects with all obligations, covenants and agreements to be performed and complied with by each of them on or before Closing under this Agreement.

(e)
Material Adverse Change.  There will have been no change, event or circumstance that has resulted or that could reasonably be expected to result in a Material Adverse Change between the date of this Agreement and the Closing Date.

(f)	Closing Documentation. All documents and payments listed in Section 9.3 will have been received by the Sellers including, without limitation, payment of the Purchase Price.

(g)	Outside Date. The transactions contemplated under this Agreement will have Closed on or before the Outside Date.

(h)	Environmental. The Sellers will have received the WESA Report and such report will not have identified:

(i)	one or more MOE Events with an aggregate estimated remediation cost in excess of $1,000,000; or

(ii)	one or more Environmental Events with an aggregate estimated remediation cost in excess of $2,000,000.
4.Waiver/Termination.  The conditions contained in Section 6.3 are for the exclusive benefit of the Sellers and may be waived by them in whole or in part at any time. If any of the conditions in Section 6.3 are not fulfilled or waived on or before the Closing Date, the Sellers will be entitled to treat this Agreement as terminated and will be relieved of all obligations under this Agreement, except that rights and liabilities of the parties which have accrued prior to termination will subsist.

5.
Frustration. Neither Buyer nor the Sellers may rely on the failure of any condition set forth in this Part to be satisfied if such failure was caused by such party's breach of its obligations under this Agreement or failure to act in good faith or use Commercially Reasonable Efforts to cause the Closing to occur.

Part7

SURVIVAL AND INDEMNITY

1.Survival of Representations and Warranties.  The representations and warranties of the Sellers in this Agreement will survive Closing and the payment of the Purchase Price and will continue in full force and effect for a period of 18 months from the Closing Date: (i) except that the representations and warranties of the Sellers with respect to Taxes contained in Sections 3.1(h)(xiii), 3.1(oo), 3.1(pp), 3.1(qq) and 3.1(rr) will remain in full force and effect for a period of 90 days after the later of: (A) the last date on which an assessment or reassessment for Taxes under Applicable Law imposing Taxes can be made against the Relevant Holdco, Corporation or the Subsidiaries, as applicable, in respect of the period up to the Closing Date; and (B) the date on which the period for an appeal in respect of an assessment, reassessment or other determination of the Taxes for which the Relevant Holdco, Corporation or the Subsidiaries, as applicable, is liable, or in respect of a decision of a court or other Governmental Authority in respect of such Taxes expires without an appeal having been lodged; and (ii) except that the representations and warranties of the Sellers in Sections 3.1(d), 3.1(e), 3.1(h), 3.1(j) and 3.1(k) (together, “Fundamental Representations”) will survive indefinitely; and (iii) except that the representations and warranties of the Sellers in Section 3.1(nn) will survive for a period of three years from the Closing Date; and (iv) except that there will be no time limit for the Buyer to make a claim in respect of fraud.

2.
Indemnification of Buyer.  The Sellers severally, and not jointly unless otherwise expressly indicated, covenant and agree to indemnify and hold harmless the Corporation, the Buyer, their Affiliates, and their respective directors, officers, employees and agents from and against any Damages (including, without limitation, reasonable legal fees) suffered or incurred as a result of, or arising out of:

(a)	any assessment or reassessment for Taxes for any period up to and including the Closing Date for which no adequate reserve has been provided for and disclosed in the Financial Statements or Interim

Financial Statements or in the case of a Seller's Relevant Holdco, the applicable Holdco Financial Statements;

(b)	any of the representations or warranties of the Sellers in this Agreement being untrue or incorrect; or

(c)	a breach of any covenant or obligation made in this Agreement by any Seller;
(which Damages are collectively referred to as “Buyer's Losses”).

3.
Indemnification of Sellers.  The Buyer covenants and agrees to indemnify and hold harmless the Sellers, their Affiliates, and their respective directors, officers, employees and agents from and against any Damages (including, without limitation, reasonable legal fees) suffered or incurred as a result of, or arising out of:

(a)	any of the representations or warranties of the Buyer in this Agreement being untrue or incorrect; or

(b)	a breach of any covenant or obligation made in this Agreement by the Buyer;
(which Damages are collectively referred to as “Sellers' Losses”).

4.	Limitations on Sellers' Liability. The Sellers will not be liable under the indemnity provision in Section 7.2 in respect of any claim unless:

(a)	written notice of the claim providing reasonable details of the alleged Buyer's Losses has been provided to the Seller Representative on or before the expiry dates specified in Section 7.1; and

(b)
the aggregate of the Buyer's Losses exceeds the sum of $1,000,000 (in which event, the Sellers will only be liable for the aggregate amount of such Buyer's Losses in excess of such amount) provided that to the extent that any Buyer's Losses are based on fraud or on any breach of the Fundamental Representations, Section 3.1(u) or that any AR Shortfall under Section 5.13 arises, the foregoing de minimus threshold will not apply.

The aggregate liability of the Sellers under this Agreement will not in any circumstances exceed: (i) for Buyer's Losses arising out of a breach of Fundamental Representations, the Purchase Price, and (ii) for any other Buyer's Losses, 10% of the Purchase Price, except to the extent that such Buyer's Losses arise from fraud, Section 3.1(u) or in the event and to the extent of any AR Shortfall under Section 5.13, in which case no maximum threshold will apply. For purposes of determining whether minimum or maximum indemnifiable Buyer Losses have occurred, any misrepresentation or warranty that is qualified in scope as to materiality, Material Adverse Change or similar qualifications will be deemed to be made or given without such qualification, except where any such representation or warranty requires disclosure of lists or items of a material nature or above a specified threshold. The Buyer will not be entitled to make a claim for indemnification based on breach of the representations and warranties of the Sellers in Section 3.1(nn) for matters identified in the WESA Report which are the subject of a deemed reduction of the Closing Working Capital.

5.
Limitations on Buyer's Liability.  The Buyer will not be liable under the indemnity provision in Section 7.3 in respect of any claim unless written notice of the claim providing reasonable details of the alleged Sellers' Losses has been provided to the Buyer within 18 months after the Closing Date, except in respect of a claim arising out of the Buyer's breach of Section 5.10.

6.
No Double Recovery. No party will be entitled to double recovery for any Damages even though they may have resulted from the breach of more than one of the representations, warranties, agreements and covenants made by another party in this Agreement. The amount of any Buyer's Losses or Sellers' Losses, as applicable, will be: (i) increased to take into account any net Tax cost incurred by the Indemnified Party arising out of the receipt of the indemnity payments hereunder; (ii) reduced to take account of any Tax benefit realizable by the Indemnified Party arising out of the incurrence or payment of any such Buyer's Losses or Sellers' Losses, as applicable.

7.	Eligible Damages. No Party will be liable for any special, indirect, incidental, consequential, punitive or aggravated Damages, including Damages for loss of profits and lost business opportunities.

8.
Awareness of Buyer. Notwithstanding any other provision of this Agreement to the contrary, if on the Closing Date an Indemnified Party knows of any information that would cause one or more of the representations and warranties made by any Indemnifying Party in this Agreement to be inaccurate, the Indemnified Party will have no right or remedy after the Closing with respect to such inaccuracy and will be deemed to have waived its rights to indemnification in respect thereof.

9.
Exclusive Remedy. The rights of indemnity set forth in this Part 7 are, from and after Closing, the sole and exclusive remedy of each party in respect of any misrepresentation, incorrectness in or breach of any representation or warranty, or breach of covenant, by the another party under this Agreement. Accordingly, the parties waive, from and after the Closing, any and all rights, remedies and claims that one party may have against another, whether at law, under any statute or in equity (including claims for contribution or other rights of recovery, claims for breach of contract, breach of representation and warranty, negligent misrepresentation and all claims for breach of duty), or otherwise, directly or indirectly, relating to the provisions of this Agreement or the transactions contemplated by this Agreement other than as expressly provided for in this Part 7 and other than those arising with respect to any fraud. The parties agree that if a claim for indemnity is made by one party in accordance with Sections 7.2 or 7.3, as the case may be, and there has been a refusal by another party to make payment or otherwise provide satisfaction in respect of such indemnity, then a legal proceeding is the appropriate means to seek a remedy for such refusal. This Section 7.9 will remain in full force and effect in all circumstances and will not be terminated by any breach (fundamental, negligent or otherwise) by any party of its representations, warranties or covenants under this Agreement or under any agreement or document delivered pursuant to this Agreement or by any termination or rescission of this Agreement.

10.
Duty to Mitigate. Nothing in this Agreement will in any way restrict or limit the general obligation at law of a party to mitigate any Damages which it may suffer or incur by reason of the breach by the another party of any representation, warranty or covenant of that other party under this Agreement.

11.
Agency for Non-Parties. Each party hereby accepts each indemnity in favour of each of its Indemnified Parties who are not parties as agent and trustee of that Indemnified Party. Each party may enforce an indemnity in favour of any of that party's Indemnified Parties on behalf of each such Indemnified Party.

12.
Notice of Claim. If any of the Sellers or the Buyer become aware of any act, omission or state of facts that may give rise to Damages in respect of which a right of indemnification is provided for under this Part 7, that party will promptly give written notice thereof (a “Notice of Claim”) to the other parties. The Notice of Claim will specify whether the potential Damages arise as a result of a claim by a Person against that party (a “Third Party Claim”) or whether the potential Damages do not so arise (a “Direct Claim”), and will also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Direct Claim or Third Party Claim, as the case may be, and the amount of the potential Damages arising therefrom, if known.

13.
Direct Claims. In the case of a Direct Claim, the Indemnifying Party will have 60 days from receipt of a Notice of Claim in respect thereof within which to make such investigation as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party will make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate its right to be indemnified under this Part 7, together with all such other information as the Indemnifying Party may reasonably request. If the Parties fail to agree at or before the expiration of such 60 day period (or any mutually agreed upon extension thereof), the Indemnified Party will be free to pursue such remedies as may be available to it.

14.	Third Party Claims. In the case of a Third Party Claim, the provisions in the following paragraphs of this Section 7.14 apply.

(a)
Rights of Indemnifying Party. The Indemnifying Party will have the right, at its expense, to participate in but not control the negotiation, settlement or defence of the Third Party Claim, which control will rest at all times with the Indemnified Party, unless the Indemnifying Party:

(i)	irrevocably acknowledges in writing complete responsibility for, and agrees to indemnify the Indemnified Party in respect of, the Third Party Claim; and

(ii)	furnishes evidence to the Indemnified Party which is satisfactory to the Indemnified Party of its financial ability to indemnify the Indemnified Party;
in which case the Indemnifying Party may assume such control at its expense through counsel of its choice.

(b)
Respective Rights on Indemnifying Party's Assumption of Control. If the Indemnifying Party elects to assume control as contemplated in Section 7.14(a), the Indemnifying Party will reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses incurred as a result of such participation or assumption up to the date of the Indemnifying Party's election. The Indemnified Party will continue to have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel will be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences), in which case the fees and disbursements of such counsel will be paid by the Indemnifying Party. The Indemnified Party will co-operate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose will preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim.

(c)
Lack of Reasonable Diligence. If, having elected to assume control of the negotiation, settlement or defence of the Third Party Claim, the Indemnifying Party thereafter fails to conduct such negotiation, settlement or defence with reasonable diligence, then the Indemnified Party will be entitled to assume such control and the Indemnifying Party will be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(d)
Other Rights of Indemnified Party. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party will have the exclusive right to contest, settle or pay the amount claimed and the Indemnifying Party will be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party will not settle any Third Party Claim without the written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.

15.Several Obligations. Except in respect of Buyer's Losses arising as a result of a Seller's representations or warranties under Sections 3.1(a) through 3.1(i) being untrue or incorrect, each Seller's obligations under this Part will be limited to such Seller's proportionate share of Buyer's Losses based on the percentages set out in column 4 of SCHEDULE A. The obligations of each Seller hereunder are several, except that the obligations of each Seller within a Seller Group are joint and several with each other Seller within such Seller Group, and the obligations of each Seller Group will be limited to the aggregate portion of the Purchase Price received by such Seller Group.

16.	Purchase Price Adjustment. Any amount paid by the Buyer or the Sellers pursuant to this Part will be treated as an adjustment to the Purchase Price for all Tax purposes.

17.
Notice/Agency. Each Seller hereby irrevocably constitutes and appoints Wesley T. Thompson (“Seller Representative”) as such Seller's attorney-in-fact and agent for the purpose of dealing with the Buyer for all matters relating to or arising out of this Agreement, and the Sellers acknowledge and agree that, as agent, Wesley T. Thompson has authority to deal with the Buyer on behalf of all Sellers in respect of any matter arising out of this Agreement. This power is irrevocable and coupled with an interest, and will not be affected by the death, incapacity, illness, dissolution or other inability to act of any Seller. Any notice or other deliverable required to be given to the Sellers under this Part will be effective if provided to Wesley T. Thompson in accordance with Section 10.2. The Seller's may designate a replacement Seller Representative from among the individual Sellers by notice in writing to the Buyer signed by all Sellers delivered to the Buyer no later than five Business Days before such designation takes effect. All Sellers agree that any notices or deliverables from the Sellers to the Buyer hereunder, including though not limited to Section 2.4, shall be provided exclusively through the Seller Representative and the Buyer may rely on the authority of the Seller Representative in that regard and further will deal exclusively with the Seller Representative and not individual Sellers.

Part8

TERMINATION
1.Termination.  This Agreement may be terminated, by notice given prior to completion of the sale and purchase of the Shares herein contemplated:

(a)
by the Buyer if any of the conditions in Section 6.1 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition on or before the Closing Date;

(b)
by the Seller Representative if any of the conditions in Section 6.3 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Sellers to comply with their obligations under this Agreement) and the Sellers have not waived such condition on or before the Closing Date;

(c)	by written agreement of the Seller Representative and the Buyer; or

(d)
by the Seller Representative or the Buyer if the completion of the sale and purchase of the Shares herein contemplated has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the Outside Date.

2.Effect of Termination.  Each party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 5.6, 7.17, 10.2, 10.4, 10.5, 10.6 and 10.12 will survive; provided, however, that if this Agreement is terminated by a party because of a breach of a representation or warranty, covenant, obligation or other provision of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

Part9

CLOSING

1.Closing.  The sale and purchase of the Shares and the other transactions contemplated by this Agreement will be closed (the “Closing”) at the offices of Davis LLP, 1 First Canadian Place, Suite 6000, 100 King Street West, Toronto, Ontario at 10a.m. (Toronto Time) on July 31, 2013, or if the conditions precedent to Closing are not satisfied or waived on or before July 26, 2013, then the last month-end Business Day after satisfaction or waiver of all conditions precedent, or such other date or at such other place as may be mutually agreed upon in writing by the parties (the “Closing Date”).

2.	Delivery by Sellers. On the Closing Date the Sellers will deliver, or cause to be delivered, the following documents to the Buyer:

(a)	share certificates representing the Shares in the names of the respective Sellers endorsed for transfer to the Buyer;

(b)	new share certificates representing the Shares in the name of the Buyer;

(c)
a certified copy of resolutions of the directors of each Holdco and the Corporation approving and authorizing the transfer of the Shares from the Sellers to the Buyer, the registration of the Shares in the name of the Buyer and the issue of the share certificates referred to in Section 9.2(b);

(d)	the minute books and all other books and records of the Corporation, the Subsidiaries and each Holdco;

(e)	a certificate executed by the Sellers certifying that the representations and warranties of the Sellers set out in this Agreement are true and correct;

(f)	duly executed resignations of all existing directors and officers of the Corporation, the Subsidiaries and each Holdco, such resignations to be effective as of the Closing Date;

(g)
all documentation, fully executed, necessary to change the registered and records office of the Corporation and the Holdcos and the Subsidiaries to addresses designated in writing by the Buyer, effective as of the Closing Date;

(h)	executed copies of all Required Consents required to be obtained by the Sellers;

(i)	a certificate of status for the Corporation and certificates of good standing for each Subsidiary issued not earlier than ten Business Days prior to the Closing Date;

(j)	the Non-Competition Agreement;

(k)
confirmation of the payment in full of any outstanding shareholder loans (which may take the form of a direction from the relevant Seller to the Buyer directing the Buyer to pay the amount of such shareholder loan to the Corporation from such Seller's allocation of the Purchase Price);

(l)	legal opinions in respect of the Sellers that are corporations or trusts, in form and substance substantially similar to the draft legal opinion attached as SCHEDULE U; and

(m)
all such other documents, instruments, records, conveyances, assignments, assurances, consents and certificates which, in the opinion of the Buyer, acting reasonably, are necessary to effect and evidence the transfer of the Shares to the Buyer free and clear of all Encumbrances.

3.Delivery by Buyer.  On the Closing Date, the Buyer will deliver, or cause to be delivered, the following to the Sellers:

(a)	a certificate executed by the Buyer certifying that the representations and warranties of the Buyer set out in this Agreement are true and correct;

(b)	executed copies of all Required Consents required to be obtained by the Buyer;

(c)	a wire transfer for an amount equal to the Purchase Price to the bank account(s) designated in writing by the Sellers;

(d)	a certificate of status or good standing, as applicable, for the Buyer issued not earlier than ten Business Days prior to the Closing Date;

(e)	20 baseball caps with the Parents' logos, the style, size and color to be determined by the Buyer, in its sole discretion; and

(f)
all such other documents, instruments, records, conveyances, assignments, assurances, consents and certificates which, in the opinion of the Sellers, acting reasonably, are necessary to effect and evidence the transfer of the Shares to the Buyer.

Part10

GENERAL
1.Public Announcements.  Except: (a) to the extent required by Applicable Law; or (b) with the written consent of the other parties; no party will make any public announcement or disclosure regarding the transactions contemplated by this Agreement. If announcement is required by Applicable Law, the party proposing to make the announcement will consult with the other parties in advance of making its announcement, and use Commercially Reasonable Efforts to incorporate any suggested revisions to the form and content of the proposed announcement.

2.
Notices.  Any notice or communication required or permitted to be given under this Agreement will be in writing and will be considered to have been sufficiently given if delivered by hand, transmitted by facsimile transmission or mailed by prepaid registered post in Canada to the address or facsimile transmission number of each party set out below:

if to the Buyer:
Lansing Trade Group LLC
10975 Benson Drive, Suite 400
Overland Park, Kansas, US 66210
Attention:    William Krueger
Fax No:     913-748-3001
and
The Andersons, Inc.
480 W. Dussel
Maumee, Ohio 43537
Attention:    Dennis Addis
Fax No:     419-891-6513
with copies to
Thomas Carew
Lansing Trade Group LLC
10975 Benson Drive, Suite 400
Overland Park, Kansas, US 66210
and
Naran Burchinow
The Andersons, Inc.
480 W. Dussel
Maumee, Ohio 43537

c/o Wesley T. Thompson
43 Nichols Dr.
Blenheim, ON
N0P 1A0
with a copy to:
Don Bell
Davis LLP
1 First Canadian Place, Suite 6000
PO Box 367, 100 King Street West
Toronto, Ontario M5X 1E2
Fax: 416-777-7413
or to such other address or facsimile transmission number as any party may, from time to time, designate in the manner set out above. Any such notice or communication will be considered to have been received:

(a)
if delivered by hand during business hours on a Business Day, upon receipt by a responsible representative of the receiver, and if not delivered during business hours, upon the commencement of business hours on the next Business Day;

(b)
if sent by facsimile transmission during business hours on a Business Day, upon the sender receiving confirmation of the transmission, and if not transmitted during business hours, upon the commencement of business hours on the next Business Day following confirmation of the transmission; and

(c)
if mailed by prepaid registered post in Canada, upon the fifth Business Day following posting; except that, in the case of a disruption or an impending or threatened disruption in postal services every notice or communication will be delivered by hand or sent by facsimile transmission.

3.Time of Essence.  Time will be of the essence of this Agreement.

4.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of Ontario and applicable Canadian law and will be treated in all respects as an Ontario contract.

5.	Submission to Jurisdiction. Each of the parties will:

(a)	submit to the jurisdiction of the courts of Ontario; and

(b)	if any appointed agent is required, notify the others in writing of the name and address of its appointed agent.
6.Entire Agreement.  This Agreement and the documents and instruments to be executed and delivered under it constitute the entire agreement among the parties and supersedes any previous agreement or arrangement, oral or written, among the parties. This Agreement and the documents and instruments to be executed and delivered under it, contain all the covenants, representations, and warranties of the respective parties. There are no oral representations or warranties between the parties of any kind. This Agreement may not be amended or modified in any respect except by written instrument signed by each of the parties.

7.	Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that will not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.
8.Currency.  All transactions referred to in this Agreement will be made in lawful currency of Canada in immediately available funds. Any reference to cash in this Agreement includes a reference to cash, certified cheque, bankers draft, wire or electronic transfer.

9.
Accounting Principles.  All calculations made or referred to in this Agreement will be made in accordance with GAAP. Unless the context otherwise requires, all accounting terms used in this Agreement which are not defined in this Agreement will have the meaning assigned to them in accordance with GAAP.

10.	Enurement. This Agreement will enure to the benefit of and will be binding upon the parties and their respective heirs, executors, administrators, successors and assigns.

11.
Further Assurances.  At any time after Closing, each of the parties will at their own expense execute and deliver all such documents and instruments and do all such acts as any other party may reasonably require in order to give full effect to the intent and meaning of this Agreement and the transactions contemplated by it.

12.
Costs and Expenses.  Except as specifically provided otherwise in this Agreement, each party will be responsible for its own legal fees and other costs and expenses incurred in connection with the purchase and sale of the Shares (including any Taxes imposed on such fees, costs or expenses), all negotiations between the parties and the consummation of the transactions contemplated by this Agreement.

13.
Assignment. Subject to the Sellers' right to implement a Pre-Closing Reorganization and subject to the Buyer's right to assign this Agreement to its Affiliate (which may be a newly incorporated entity), this Agreement and the rights and obligations hereunder are not assignable or transferable by any party without the prior written consent of the other parties hereto. The Buyer will remain fully liable for its obligations under this Agreement notwithstanding any assignment of its rights to its Affiliate. The obligations of each Buyer under this Agreement are joint and several.

14.
Holdback. The amount of the Holdback will not be deemed to create or imply any limitation to the indemnification rights of Buyer (including the maximum size of any claim subject to indemnification) or any other claims it may have pursuant to this Agreement or by operation of law.

15.
Parents. The Parents will each cause the Buyer to comply with its obligations under this Agreement and indemnify and hold harmless the Sellers, their Affiliates from any Damages arising out of a failure by the Buyer to comply with its obligations under this Agreement.

16.
Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts (which may be facsimile copies) but will not take effect until each party has executed at least one counterpart. Each counterpart will constitute an original and all the counterparts together will constitute a single agreement.

TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement as of the date first set out above.

BUYER: 2371701 ONTARIO LIMITED

Ken Whitelaw Director
PARENTS:
THE ANDERSONS, INC.	LANSING TRADE GROUP LLC

Michael J. Anderson Chairman and Chief Executive Officer	William Krueger President and Chief Executive Officer

SELLERS:

WESLEY T. THOMPSON FAMILY TRUST

Wesley T. Thompson	Wesley T. Thompson Trustee
ANNA MCKINLAY FISHER FAMILY BUSINESS TRUST

Anna McKinlay Fisher	Anna McKinlay Fisher Trustee ________________________________________ John C. Thompson Trustee
JOHN CRAWFORD THOMPSON FAMILY BUSINESS TRUST

John C. Thompson	John C. Thompson Trustee ______________________________________ Anna McKinlay Fisher Trustee
ROBERT MACCALLUM THOMPSON FAMILY BUSINESS TRUST

Robert M. Thompson	Robert M. Thompson Trustee ______________________________________ W. Jeffrey Thompson Trustee
WILLIAM JEFFREY THOMPSON FAMILY BUSINESS TRUST

W. Jeffrey Thompson	W. Jeffrey Thompson Trustee _________________________________________ Robert M. Thompson Trustee

___________________________________ _________________________________________
Jennifer Patricia Wilson            Margaret L. Thompson

___________________________________ _________________________________________
Patricia F. Thompson                Wesley D. Thompson